EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COUNTY BANK CORP.

AND

CHOICEONE FINANCIAL SERVICES, INC.

Dated as of March 22, 2019

Table of Contents

ARTICLE I THE MERGER		2

1.1	Merger	2
1.2	The Closing	2
1.3	Effective Time of Merger	2
1.4	Additional Actions	2
1.5	Surviving Corporation	3
1.6	Reservation of Right to Revise Structure	3

ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK		3

2.1	Conversion of Securities	3
2.2	Surrender of Shares	4
2.3	Distributions with Respect to Unexchanged Shares	5
2.4	Termination of Exchange Fund	5
2.5	No Further Ownership Rights in CBC Common Stock	5
2.6	No Fractional Shares	6
2.7	No Liability	6
2.8	Lost, Stolen or Destroyed Certificates	6
2.9	Withholding Rights	7
2.10	Investment of Exchange Fund	7
2.11	Adjustments	7
2.12	Dissenting Shares	7

ARTICLE III CBC'S REPRESENTATIONS AND WARRANTIES		8

3.1	Authorization, No Conflicts, Etc.	8
3.2	Organization and Good Standing	9
3.3	Subsidiaries	9
3.4	Capital Stock	10
3.5	Financial Statements	10
3.6	Absence of Undisclosed Liabilities	11
3.7	Absence of Certain Changes or Events	11
3.8	Legal Proceedings	11
3.9	Regulatory Filings	12
3.10	No Indemnification Claims	12
3.11	Conduct of Business	12
3.12	Experience	13
3.13	Agreements With Bank Regulators	13
3.14	Tax Matters	13
3.15	Properties	15
3.16	Intellectual Property	16
3.17	Required Licenses, Permits, Etc.	17
3.18	Material Contracts and Change of Control	17
3.19	Labor and Employment Matters	19
3.20	Employee Benefits	20
3.21	Environmental Matters	22

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3.22	Duties as Fiduciary	23
3.23	Investment Bankers and Brokers	23
3.24	Fairness Opinion	23
3.25	CBC-Related Persons	24
3.26	Change in Business Relationships	24
3.27	Insurance	24
3.28	Books and Records	24
3.29	Loan Guarantees	25
3.30	Data Security and Customer Privacy	25
3.31	Allowance for Loan and Lease Losses	25
3.32	Loans and Investments	25
3.33	Loan Origination and Servicing	25
3.34	Securities Laws Matters	25
3.35	Joint Ventures; Strategic Alliances	26
3.36	Policies and Procedures	26
3.37	Shareholder Rights Plan; Takeover Laws	26
3.38	No Other Representations and Warranties	26

ARTICLE IV CHOICEONE'S REPRESENTATIONS AND WARRANTIES		26

4.1	Authorization, No Conflicts, Etc.	27
4.2	Organization and Good Standing	28
4.3	Subsidiaries	28
4.4	Capital Stock	29
4.5	Financial Statements	30
4.6	Absence of Undisclosed Liabilities	30
4.7	Absence of Certain Changes or Events	30
4.8	Legal Proceedings	31
4.9	Regulatory Filings	31
4.10	No Indemnification Claims	31
4.11	Conduct of Business	31
4.12	Experience	32
4.13	Agreements With Bank Regulators	32
4.14	Tax Matters	32
4.15	Properties	34
4.16	Intellectual Property	35
4.17	Required Licenses, Permits, Etc.	36
4.18	Material Contracts and Change of Control	36
4.19	Labor and Employment Matters	38
4.20	Employee Benefits	40
4.21	Environmental Matters	42
4.22	Duties as Fiduciary	43
4.23	Investment Bankers and Brokers	43
4.24	Fairness Opinion	43
4.25	ChoiceOne-Related Persons	43
4.26	Change in Business Relationships	44
4.27	Insurance	44
4.28	Books and Records	44

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4.29	Loan Guarantees	44
4.30	Data Security and Customer Privacy	45
4.31	Allowance for Loan and Lease Losses	45
4.32	Loans and Investments	45
4.33	Loan Origination and Servicing	45
4.34	Securities Laws Matters	45
4.35	Joint Ventures; Strategic Alliances	46
4.36	Policies and Procedures	46
4.37	Shareholder Rights Plan; Takeover Laws	46
4.38	No Other Representations and Warranties	47

ARTICLE V COVENANTS		47

5.1	Conduct of Business by CBC	47
5.2	Conduct of Business by ChoiceOne	52
5.3	No Solicitation by CBC	57
5.4	No Solicitation by ChoiceOne	60
5.5	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders' Meetings	63
5.6	Regulatory Matters and Approvals	65
5.7	Governance Matters	66
5.8	Press Releases and Public Announcement	68
5.9	Access to Information	68
5.10	Indemnification and Insurance	69
5.11	Takeover Laws	70
5.12	Section 16 Matters	70
5.13	Securityholder Litigation	70
5.14	Tax-Free Reorganization Treatment	71
5.15	Pre-Merger Special Dividend	71
5.16	Dividends	72
5.17	Expenses	72
5.18	Fairness Opinion	72
5.19	Employee Matters	72
5.20	Nasdaq Listing	75
5.21	Transaction Documents	75
5.22	Call Reports	76
5.23	Section 280G Mitigation	76
5.24	Financial Statements	76

ARTICLE VI CLOSING CONDITIONS		77

6.1	Conditions to Each Party's Obligation to Effect the Merger	77
6.2	Conditions to CBC's Obligation to Effect the Merger	77
6.3	Conditions to ChoiceOne's Obligation to Effect the Merger	78

ARTICLE VII TERMINATION		80

7.1	Termination of Plan of Merger	80
7.2	Effect of Termination	82

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ARTICLE VIII CERTAIN DEFINITIONS		85

ARTICLE IX MISCELLANEOUS		94

9.1	No Third-Party Beneficiaries	94
9.2	Specific Performance	94
9.3	Entire Agreement	95
9.4	Succession and Assignment	95
9.5	Construction	95
9.6	Exclusive Jurisdiction; Venue	95
9.7	Waiver of Jury Trial	95
9.8	Notices	95
9.9	Governing Law	96
9.10	Counterparts	96
9.11	Headings	96
9.12	Calculation of Dates and Deadlines	96
9.13	Severability	97
9.14	Non-Survival of Representations, Warranties and Agreements	97
9.15	Amendments	97

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Plan of Merger") is made as of March 22, 2019, by and between COUNTY BANK CORP., a Michigan corporation ("CBC"), and CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation ("ChoiceOne").

PRELIMINARY STATEMENT

1.               The respective Boards of Directors of each of CBC and ChoiceOne have determined that it is in the best interests of their respective corporations and shareholders that CBC and ChoiceOne engage in a business combination in order to continue and advance their respective long-term business strategies and goals; and

2.               The respective Boards of Directors of each of CBC and ChoiceOne have approved the merger of CBC with and into ChoiceOne (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act and any rules or regulations promulgated thereunder (the "MBCA") and any other applicable Law; and

3.               The CBC Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, (a) determined that the terms of this Plan of Merger are fair to and in the best interests of CBC and the CBC Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by it and resolved to recommend approval by the CBC Shareholders of this Plan of Merger; and

4.               The ChoiceOne Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, (a) determined that the terms of this Plan of Merger are fair to and in the best interests of ChoiceOne and the ChoiceOne Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by it and resolved to recommend approval by the ChoiceOne Shareholders of (i) this Plan of Merger and (ii) an increase in the authorized shares of ChoiceOne Common Stock from 7,000,000 shares to 12,000,000 shares (the "Increase in Common Stock"); and

5.               For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be, and is adopted as, a "Plan of Reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of Michigan law) for federal and applicable Michigan state income tax purposes; and

6.               All of the members of the ChoiceOne Board of Directors have executed and delivered to CBC a voting agreement in their capacity as ChoiceOne Shareholders, and all of the members of the CBC Board of Directors have executed and delivered to ChoiceOne a voting agreement in their capacity as CBC Shareholders.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, CBC and ChoiceOne agree as follows:

ARTICLE I
THE MERGER

1.1            Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, CBC will be merged with and into ChoiceOne and the separate corporate existence of CBC will cease. CBC and ChoiceOne are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations will become a single corporation, which corporation will be ChoiceOne (sometimes referred to as the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation will be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of CBC and ChoiceOne, will vest in the Surviving Corporation, (b) all choses in action of CBC and ChoiceOne will continue unaffected and uninterrupted by the Merger and will accrue to the Surviving Corporation, and (c) all assets and liabilities of CBC and ChoiceOne will become the assets and liabilities of the Surviving Corporation.

1.2            The Closing. CBC and ChoiceOne will consummate the Merger (the "Closing") (a) at the offices of Warner Norcross + Judd LLP, 900 Fifth Third Center, 111 Lyon Street N.W., Grand Rapids, Michigan, at 10:00 a.m., local time, on a date no later than the fifth Business Day immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger or (b) at such other place and time or on such other date as CBC and ChoiceOne may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date").

1.3            Effective Time of Merger. On the Closing Date, CBC and ChoiceOne will each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party will take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger will be as of the time and date when the Merger becomes effective upon the filing of the Certificate of Merger with the Corporations, Securities & Commercial Licensing Bureau (Corporations Division) of the Michigan Department of Licensing and Regulatory Affairs or at such later time or date as the parties may mutually determine and specify in the Certificate of Merger. CBC and ChoiceOne agree that, if requested by CBC or ChoiceOne, the Effective Time will occur on either the last day of the month in which, or the first day of the month after which, the Closing occurs.

1.4            Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of CBC and ChoiceOne acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. CBC and ChoiceOne hereby grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney will only be

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operative following the Effective Time and at such time the officers and directors of the Surviving Corporation will be fully authorized in the name of CBC and ChoiceOne to take any and all such actions and execute all such instruments and documents contemplated by this Plan of Merger.

1.5            Surviving Corporation. At the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1                 Name. The name of the Surviving Corporation will be "ChoiceOne Financial Services, Inc."

1.5.2                 Articles of Incorporation. The articles of incorporation of the Surviving Corporation will be the articles of incorporation of ChoiceOne as in effect immediately prior to the Effective Time, subject to Section 5.7.2.

1.5.3                 Bylaws. The bylaws of the Surviving Corporation will be the bylaws of ChoiceOne as in effect immediately prior to the Effective Time, subject to Section 5.7.2.

1.5.4                 Officers. The officers of the Surviving Corporation will be as set forth in Section 5.7.

1.5.5                 Directors. The directors of the Surviving Corporation will be as set forth in Section 5.7.

1.6            Reservation of Right to Revise Structure. At ChoiceOne's or CBC's election, the Merger may alternatively be structured so that (a) CBC is merged with and into a direct or indirect wholly-owned Subsidiary of ChoiceOne or (b) any direct or indirect wholly-owned Subsidiary of ChoiceOne is merged with and into CBC; provided, however, that no such change will (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of CBC Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK

2.1            Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of CBC, ChoiceOne or any other Person:

2.1.1                 Cancellation of Excluded Shares. Each share of CBC Common Stock that is owned by CBC (or by any of its wholly-owned Subsidiaries) or ChoiceOne (or by any of its wholly-owned Subsidiaries) (collectively, the "Excluded Shares",

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provided, however, that Excluded Shares will not include Trust Account Shares or DPC Shares) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2                 Conversion of Common Stock. Each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 2.0632 (the "Exchange Ratio") fully paid and nonassessable shares of ChoiceOne Common Stock (the "Merger Consideration"), whereupon such shares of CBC Common Stock will no longer be outstanding and all rights with respect to such shares of CBC Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.2. No interest will be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.2            Surrender of Shares.

2.2.1                 Exchange Agent; Exchange Fund. Prior to the Effective Time, ChoiceOne will deposit with Continental Stock Transfer & Trust Company or such other bank or trust company designated by ChoiceOne and reasonably satisfactory to CBC (the "Exchange Agent"), for the benefit of the holders of CBC Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of ChoiceOne Common Stock, in the aggregate amount equal to the number of shares of ChoiceOne Common Stock to which holders of CBC Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, ChoiceOne will deposit with the Exchange Agent, prior to the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.6 and payment of any dividends or other distributions payable pursuant to Section 2.3. All such shares of ChoiceOne Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.2.1 is referred to as the "Exchange Fund."

2.2.2                 Exchange Procedure. As soon as reasonably practicable after the Effective Time, ChoiceOne will cause the Exchange Agent to mail to each holder of record of shares of CBC Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6 and any dividends or other distributions payable pursuant to Section 2.3.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares will be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole

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shares of ChoiceOne Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.6, and (c) any dividends or distributions payable pursuant to Section 2.3, and such Certificates and Book-Entry Shares so surrendered will be canceled.

In the event of a transfer of ownership of CBC Common Stock that is not registered in the transfer records of CBC, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if certificates or other documentation are presented and are properly endorsed or otherwise in proper form for transfer, and the Person requesting such payment will pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of ChoiceOne, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2.2, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3.

2.3            Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to ChoiceOne Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of ChoiceOne Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of ChoiceOne Common Stock will be paid to any such holder pursuant to Section 2.6, until the holder of such Certificate or Book-Entry Share will have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there will be paid to the record holder of whole shares of ChoiceOne Common Stock issued in exchange therefor, without interest, with respect to such whole shares of ChoiceOne Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of ChoiceOne Common Stock to which such holder is entitled pursuant to Section 2.6 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ChoiceOne Common Stock.

2.4            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time will be delivered to ChoiceOne, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II will thereafter look only to ChoiceOne for, and ChoiceOne will remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.

2.5            No Further Ownership Rights in CBC Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.6, and any

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dividends or other distributions payable pursuant to Section 2.3 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been in full satisfaction of all rights pertaining to the CBC Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of CBC will be closed, and there will be no further registration of transfers on the share transfer books of CBC of shares of CBC Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares will cease to have any rights with respect to shares of CBC Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.6            No Fractional Shares. No certificates or scrip representing fractional shares of ChoiceOne Common Stock will be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of ChoiceOne will be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of ChoiceOne Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of ChoiceOne Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) will receive, in lieu of such fraction of a share of ChoiceOne Common Stock, cash (without interest) in an amount equal to the product of (a) such fraction of a share of ChoiceOne Common Stock (rounded to the nearest one thousandth of a share) multiplied by (b) the daily volume weighted average price per share of ChoiceOne Common Stock on the OTC Pink marketplace (or such other securities market or stock exchange on which ChoiceOne Common Stock then principally trades) as reported by Bloomberg L.P. for the five (5) most recent trading days, ending on and including the Business Day immediately before the date on which the Effective Time occurs, on which shares of ChoiceOne Common Stock were actually traded.

2.7            No Liability. To the fullest extent permitted by applicable Law, none of CBC, ChoiceOne, the Surviving Corporation or the Exchange Agent will be liable to any CBC Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by CBC Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of ChoiceOne free and clear of any claims or interest of any Person previously entitled thereto.

2.8            Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, ChoiceOne or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to ChoiceOne or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6 and any dividends or other distributions payable pursuant to Section 2.3 payable in respect of the shares of CBC Common Stock previously evidenced by such lost, stolen or destroyed Certificate. ChoiceOne or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6 and any dividends or other

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distributions payable pursuant to Section 2.3, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as ChoiceOne or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against ChoiceOne or the Exchange Agent with respect to such Certificate.

2.9            Withholding Rights. ChoiceOne will be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, and if required, are timely paid over to or deposited with the relevant Governmental Entity by ChoiceOne, such withheld amounts will be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by ChoiceOne.

2.10         Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund as directed by ChoiceOne from time to time provided that no gain or loss thereon will affect the amounts payable or the timing of the amounts payable to CBC Shareholders pursuant to this Article II. The Exchange Fund will not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments will be for ChoiceOne's account.

2.11         Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into ChoiceOne Common Stock or CBC Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, ChoiceOne Common Stock or CBC Common Stock, the Exchange Ratio will be proportionately adjusted accordingly to provide to the holders of CBC Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.11, no adjustment will be made in the event of the issuance of additional shares of ChoiceOne Common Stock pursuant to any dividend reinvestment plan or direct investment plan of ChoiceOne, pursuant to the exercise of stock options awarded under any director, employee or Affiliate stock option plans of ChoiceOne or its Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of ChoiceOne or any of its Subsidiaries pursuant to any stock option or other compensation or benefit plans of ChoiceOne, or in connection with the issuance of shares as merger consideration in a transaction where ChoiceOne is the surviving corporation (with the prior written consent of CBC under Section 5.2), or any offering or issuance of shares pursuant to which ChoiceOne receives cash or other consideration in exchange for the shares issued (with the prior written consent of CBC under Section 5.2). Nothing in this Section 2.11 will authorize any transaction that is prohibited by any other provision in this Plan of Merger.

2.12         Dissenting Shares. Notwithstanding anything to the contrary in this Plan of Merger, each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time held by a CBC Shareholder who has not voted in favor of approval of this Plan of Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such share pursuant to, and complies in all respects with, the provisions of the

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MBCA with respect thereto, will not be converted into the right to receive any portion of the Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the MBCA, unless and until the holder of any such share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the MBCA, in which case such share will thereupon be deemed, as of the Effective Time, to have been converted into the right to receive the Merger Consideration in accordance with this Plan of Merger. Any shares of CBC Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or not perfected, are referred to herein as "Dissenting Shares". CBC will give ChoiceOne prompt notice and a copy of any CBC Shareholder's demand for dissenters' rights and of any request to withdraw a demand for dissenters' rights. CBC and ChoiceOne will jointly direct all negotiations and proceedings with respect to such demands and requests. Except with the prior written consent of ChoiceOne or except as required by applicable Law, CBC will not make any payment with respect to any such demands or requests and will not settle (or offer to settle) any such demands, or requests or approve any withdrawal of the same.

ARTICLE III
CBC'S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the disclosure letter delivered by CBC to ChoiceOne prior to or concurrently with the execution of this Plan of Merger (the "CBC Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of CBC contained in this Article III or to one or more covenants of CBC contained in Article V, CBC represents and warrants to ChoiceOne that:

3.1            Authorization, No Conflicts, Etc.

3.1.1                 Authorization of Plan of Merger. CBC has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of a majority of the outstanding shares of CBC Common Stock to approve the Plan of Merger (the "CBC Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the CBC Board of Directors. The CBC Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of CBC and the CBC Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3, resolved to recommend approval by the CBC Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the "CBC Board Recommendation"). Except for the CBC Shareholder Approval, no other corporate proceedings on the part of CBC are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming authorization, execution and delivery by ChoiceOne) constitutes valid and binding obligations of, CBC and is enforceable against CBC in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive

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and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2                 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by CBC and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) subject to obtaining the CBC Shareholder Approval, any provision of the articles of incorporation or bylaws (or similar organizational documents) of CBC or any Subsidiary of CBC (each a "CBC Subsidiary" and collectively, the "CBC Subsidiaries"); or (b) any Law or Order applicable to CBC or any CBC Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3                 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by CBC and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which CBC or any CBC Subsidiary is a party or subject, or by which CBC or any CBC Subsidiary is bound or affected.

3.1.4                 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by CBC other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws and regulations, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. As of the date hereof, CBC has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

3.2            Organization and Good Standing. CBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. CBC has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. CBC is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. CBC is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.3            Subsidiaries.

3.3.1                 Ownership. CBC has provided to ChoiceOne a true and complete list of each CBC Subsidiary as of the date of this Plan of Merger. Other than the CBC Subsidiaries, CBC does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any material assets. CBC or a CBC Subsidiary owns all of the issued and outstanding capital stock or other

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equity interests of each of the CBC Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any CBC Subsidiary.

3.3.2                 Organization and Good Standing. Each of the CBC Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.3.3                 Deposit Insurance; Other Assessments. The deposits of each CBC Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such CBC Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CBC, threatened. CBC and each CBC Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over CBC or each CBC Subsidiary.

3.4            Capital Stock.

3.4.1                 Classes and Shares. The authorized capital stock of CBC consists of 3,000,000 shares of common stock, $5.00 par value (the "CBC Common Stock"), of which 1,746,884 shares were issued and outstanding as of the date of this Plan of Merger. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of CBC and there are no compensatory awards outstanding pursuant to which CBC Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of CBC Common Stock.

3.4.2                 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of CBC Common Stock is not subject to change before the Effective Time.

3.4.3                 Voting Rights. Other than the issued and outstanding shares of CBC Common Stock described in Section 3.4.1, neither CBC nor any CBC Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger, other than the voting agreements contemplated hereby.

3.5            Financial Statements.

3.5.1                 Financial Statements. The consolidated financial statements of CBC as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported

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on by CBC's independent accountants and as previously made available to ChoiceOne (collectively, "CBC's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of CBC as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in CBC's Financial Statements). No financial statements of any entity or enterprise other than the CBC Subsidiaries are required by GAAP to be included in the consolidated financial statements of CBC.

3.5.2                 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

3.5.2.1            The Consolidated Reports of Condition and Income (Form FFIEC 041) of each CBC Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016; and

3.5.2.2            The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for CBC as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 as filed with the Federal Reserve Board.

All of the reports identified in this Section 3.5.2 are collectively referred to as the "CBC Call Reports."

3.6            Absence of Undisclosed Liabilities. There exist no Liabilities of CBC or any CBC Subsidiaries other than (a) Liabilities that are reflected, reserved for or disclosed in the CBC Financial Statements or the CBC Call Reports as required by GAAP, (b) Liabilities incurred in the ordinary course of business of CBC and the CBC Subsidiaries or in connection with the Merger or other transactions contemplated by this Plan of Merger, or (c) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.7            Absence of Certain Changes or Events. Since December 31, 2018, (a) CBC and the CBC Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.8            Legal Proceedings. There is no Action pending or, to the Knowledge of CBC, threatened against CBC or any of the CBC Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against CBC or any of the CBC Subsidiaries. Neither CBC nor any of the CBC Subsidiaries, nor any of their

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respective properties or assets, is subject to any Order or, to the Knowledge of CBC, any investigation by a Governmental Entity, in each case that has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. No officer or director of CBC or any of the CBC Subsidiaries is a defendant in any Action commenced by any shareholder of CBC or any of the CBC Subsidiaries with respect to the performance of his or her duties as an officer or a director of CBC or any of the CBC Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.9            Regulatory Filings. In the last three years:

3.9.1                 Regulatory Filings. CBC and each CBC Subsidiary has filed in a timely manner all material filings with Governmental Entities as required by applicable Law; and

3.9.2                 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10         No Indemnification Claims. To the Knowledge of CBC, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by CBC or any CBC Subsidiary.

3.11         Conduct of Business. CBC and each CBC Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. For the avoidance of doubt, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, CBC and each CBC Subsidiary has complied in all material respects with and is not in material default or violation under any applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Consumer Credit Protection Act any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices,

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the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally insured financial institution. CBC and each CBC Subsidiary has not had nor suspected any material incidents of fraud or defalcation involving CBC, any CBC Subsidiary or any of their respective officers, directors or Affiliates during the last two years. Lakestone Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has processes customarily followed by financial institutions of a similar size to Lakestone Bank that are designed to properly monitor transaction activity (including wire transfers). Lakestone Bank has a Community Reinvestment Act rating of "satisfactory" and is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)). CBC is "well capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)).

3.12         Experience. CBC, either alone or together with its respective representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Plan of Merger and has so evaluated the merits and risks of such transactions. CBC is capable of protecting its own respective interests in connection with the Merger. Further, CBC understands that no representation is being made as to the future performance of ChoiceOne and ChoiceOne Bank.

3.13         Agreements With Bank Regulators. Neither CBC nor any CBC Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of CBC's or a CBC Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of CBC or any CBC Subsidiary (a "Regulatory Agreement"), nor has CBC nor any CBC Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither CBC nor any CBC Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.14         Tax Matters.

3.14.1              All income and other material Tax Returns required by applicable Law to have been filed by CBC and each CBC Subsidiary since January 1, 2012 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2012, CBC and each CBC Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since

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January 1, 2012, all income and other material Taxes that are due and payable by CBC and each CBC Subsidiary have been paid.

3.14.2              There is no audit or other proceeding pending against or with respect to CBC or any CBC Subsidiary with respect to any Tax. There are no Liens on any of the assets of CBC or any of the CBC Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.14.3              Neither CBC nor any CBC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.14.4              Neither CBC nor any CBC Subsidiary is a party to any Tax indemnification, allocation or sharing agreement.

3.14.5              Neither CBC nor any CBC Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which CBC and one or more CBC Subsidiaries are the only members). Neither CBC nor any CBC Subsidiary is a general partner in any partnership.

3.14.6              Within the past three years, neither CBC nor any CBC Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

3.14.7              Neither CBC nor any CBC Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.14.8              Neither CBC nor any CBC Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.14.9              There has been no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by CBC or any CBC Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise. Neither CBC nor any CBC Subsidiary has made any payment, is obligated to make any payment, nor is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an "excess parachute payment" within the meaning of Section 280G of the Code.

3.14.10          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to CBC or any CBC Subsidiary.

3.14.11          CBC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable

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periods or portions thereof ending after the Effective Time as a result of: (a) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time; (b) an installment sale or open transaction occurring on or prior to the Effective Time; (c) a prepaid amount received on or before the Effective Time; (d) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (e) any election under Section 108(i) of the Code.

3.14.12          CBC has not within the last three (3) years received written notice (or, to the Knowledge of CBC, any other notice) of any claim by an authority in a jurisdiction where CBC or any CBC Subsidiary does not file tax returns that CBC or any CBC Subsidiary may be subject to taxation by that jurisdiction or required to file a tax return in such jurisdiction.

3.14.13          CBC has been a treated as a C corporation for federal income tax purposes since its inception and neither CBC nor any CBC Subsidiary has ever been or has ever been or has filed any Tax Return as an S corporation (within the meaning of Code Sections 1361 and 1362) or as a "qualified subchapter S subsidiary" (within the meaning of Code Section 1361(b)(3)(B)).

3.15         Properties.

3.15.1              Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, CBC and each CBC Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which CBC or any of the CBC Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. CBC and each CBC Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which CBC or any CBC Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither CBC nor any CBC Subsidiary has received any written notice alleging violation, breach, or default of such lease. CBC and each CBC Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of CBC and all CBC Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

3.15.2              Notices: Owned Real Property. With respect to real property owned by CBC or any CBC Subsidiary, none of CBC nor any CBC Subsidiary (a) has received written notice of any pending, and to the Knowledge of CBC there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

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3.15.3              Notices: Leased Real Property. With respect to real property leased, subleased or licensed by CBC or any CBC Subsidiary, none of CBC nor any CBC Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of CBC as required by GAAP or (b) (i) has received written notice of any pending, and to the Knowledge of CBC there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.16         Intellectual Property.

3.16.1              CBC and the CBC Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing will not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.16. No Actions, suits or other proceedings are pending or, to the Knowledge of CBC, threatened that CBC or any of the CBC Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of CBC, no Person is infringing, misappropriating or otherwise violating the rights of CBC or any of the CBC Subsidiaries with respect to any Intellectual Property owned or purported to be owned by CBC or any of the CBC Subsidiaries (collectively the "CBC-Owned Intellectual Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, to the Knowledge of CBC: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of CBC or any of the CBC Subsidiaries with respect to the validity or enforceability of the CBC-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any CBC-Owned Intellectual Property or Intellectual Property licensed to CBC or any CBC Subsidiary.

3.16.2              CBC and/or its Subsidiaries own, license or have access to information technology software and systems adequate for operating and performing in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of CBC's and Subsidiaries' business as currently conducted. The products, services and computer systems offered, owned or licensed by CBC and its Subsidiaries do not, to CBC's Knowledge, contain any disabling device, worm, back door, trojan horse, malware, spyware, adware, ransomware, other viruses or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. CBC and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology and, to CBC's Knowledge, no Person has obtained unauthorized access to CBC's or its Subsidiaries' information technology systems, computer systems, products or services.

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3.17         Required Licenses, Permits, Etc. CBC and each CBC Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each CBC Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

3.18         Material Contracts and Change of Control.

3.18.1              "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "CBC Material Contract" means any of the following Contracts to which CBC or any of the CBC Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.18.1.1         Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of CBC or any of the CBC Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.18.1.2         Each Contract that creates a partnership or joint venture to which CBC or any of the CBC Subsidiaries is a party;

3.18.1.3         Each Contract between or among CBC and any CBC Subsidiary;

3.18.1.4         Each Contract with a "correspondent banker" as defined in Regulation F promulgated by the Federal Reserve Board;

3.18.1.5         Each Contract relating to the borrowing of money by CBC or any CBC Subsidiary or guarantee by CBC or any CBC Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances to CBC Subsidiaries that are depository institutions, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $250,000;

3.18.1.6         Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which CBC or any of the CBC Subsidiaries has any continuing obligations, contingent or otherwise;

3.18.1.7         Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of CBC or any of the CBC Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.18.1.8         Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of CBC or any of the CBC Subsidiaries;

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3.18.1.9         Each Contract granting CBC or any CBC Subsidiary the right to use, restricting CBC's or any CBC Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of CBC's or any CBC Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.18.1.10     Each Contract that limits the payment of dividends by CBC or any CBC Subsidiary;

3.18.1.11     Each Contract involving a standstill or similar obligation of CBC or any of the CBC Subsidiaries relating to the purchase of securities of CBC or any other Person;

3.18.1.12     Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between CBC or any CBC Subsidiary, on the one hand, and, on the other hand (a) any officer or director of CBC or a CBC Subsidiary, or (b) to the Knowledge of CBC, any (i) record or beneficial owner of five percent or more of the voting securities of CBC, (ii) Affiliate or "immediate family member" (as defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of CBC, except those Contracts of a type available to employees of CBC generally;

3.18.1.13     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

3.18.1.14     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $1,000,000;

3.18.1.15     Each Contract or commitment for a loan participation agreement with any other Person in excess of $1,000,000; and

3.18.1.16     Each Contract that is material to the financial condition, results of operations or business of CBC or any CBC Subsidiary.

3.18.2              Full Force and Effect. Prior to the date of this Plan of Merger, CBC has provided or made available to ChoiceOne a true and complete copy of each CBC Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, (a) all CBC Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither CBC nor any of the CBC Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any CBC Material Contract, (c) to the Knowledge of CBC, no other party to any CBC Material Contract is in breach of or in default under any CBC Material Contract, and (d) neither CBC nor any CBC Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any CBC Material Contract.

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3.18.3              Effect of Merger and Related Transactions. There is no CBC Material Contract under which (a) a consent or approval is required for the Merger, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation would be deemed to occur as a result of the Merger, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by CBC, any CBC Subsidiary or the Surviving Corporation, or (ii) have a CBC Material Adverse Effect.

3.19         Labor and Employment Matters.

3.19.1              Compliance with Labor and Employment Laws. (a) CBC and all of the CBC Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of CBC, threatened against CBC or any of the CBC Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of CBC, threatened against or affecting CBC or any of the CBC Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of CBC or any CBC Subsidiary; (e) as of the date of this Plan of Merger, CBC has not received written notice of charges with respect to or relating to CBC or any CBC Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither CBC nor any CBC Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of CBC or any CBC Subsidiary and, to the Knowledge of CBC, no such investigation is in progress.

3.19.2              Collective Bargaining Agreements. Neither CBC nor any CBC Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

3.19.3              At-Will Employment. All salaried employees, hourly employees, and temporary employees of CBC and any of the CBC Subsidiaries are employed on an at-will basis by CBC or any of the CBC Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to CBC or any CBC Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by CBC or any CBC Subsidiary made to any employees that commits CBC, any CBC Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

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3.19.4              WARN Act. Since January 1, 2013, neither CBC nor any CBC Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of CBC or any CBC Subsidiary, except in compliance with the WARN Act.

3.19.5              Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of CBC, threatened against CBC or any CBC Subsidiary. CBC and all of the CBC Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.19.6              Certain Contracts. Neither CBC nor any CBC Subsidiary is a party or subject to any Contract which restricts CBC or any CBC Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.19.7              Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by CBC or any CBC Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or CBC Benefit Plan.

3.19.8              Eligibility Verification. CBC has implemented commercially reasonable procedures to ensure that all employees who are performing services for CBC or any CBC Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.19.9              Employment Policies, Programs, and Procedures. The policies, programs, and practices of CBC and all CBC Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.20         Employee Benefits.

3.20.1              CBC has delivered or made available to ChoiceOne true and complete copies of all material CBC Benefit Plans. Each CBC Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

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3.20.2              Each CBC Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of CBC, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

3.20.3              To CBC's Knowledge, all contributions, payments or premiums required to be made with respect to any CBC Benefit Plan by CBC on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded CBC Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of CBC and the CBC Subsidiaries have performed all material obligations required to be performed under all CBC Benefit Plans with respect to which CBC or any ERISA Affiliate of CBC has an obligation to contribute.

3.20.4              Neither CBC nor any ERISA Affiliate of CBC participates in nor since December 31, 1973 ever has participated in any Multiemployer Plan, and neither CBC nor any ERISA Affiliate of CBC maintains or contributes to, or is party to, and, at no time since January 1, 2013 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

3.20.5              Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither CBC nor any CBC Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

3.20.6              The execution, delivery of, and performance by CBC of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of CBC or any of the CBC Subsidiaries; or (b) result in the triggering or imposition of any restrictions or limitations on the right of CBC or any of the CBC Subsidiaries to amend or terminate any CBC Benefit Plan.

3.20.7              CBC and the CBC Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable CBC Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such CBC Benefit Plan effective as of any date on or after the date of this Plan of Merger.

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3.20.8              To CBC's Knowledge, each CBC Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither CBC nor any of the CBC Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.20.9              There is no pending or, to the Knowledge of CBC, threatened Action with respect to any CBC Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.20.10          Since January 1, 2018, neither CBC nor any of the CBC Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a CBC Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable CBC Benefit Plan.

3.20.11          Each of the CBC Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. Neither CBC nor any of the CBC Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.21         Environmental Matters.

3.21.1              Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect: (a) CBC and each of the CBC Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) CBC and each of the CBC Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of CBC, threatened against CBC or any of the CBC Subsidiaries, and, to the Knowledge of CBC, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against CBC or any of the CBC Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any CBC Site and no Hazardous Materials are present in, on, about or migrating to or from any CBC Site, in each case as could give rise to an Environmental Claim against CBC or any of the CBC Subsidiaries; (e) neither CBC nor any of the CBC Subsidiaries

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has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither CBC nor any of the CBC Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither CBC nor any of the CBC Subsidiaries, any predecessors of CBC or any of the CBC Subsidiaries, nor any entity previously owned by CBC or any of the CBC Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against CBC or any of the CBC Subsidiaries.

3.21.2              No CBC Site contains, and to the Knowledge of CBC has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the CBC Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any CBC Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.22         Duties as Fiduciary. To the Knowledge of CBC, CBC and each CBC Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither CBC nor any CBC Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that CBC or any CBC Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CBC's Financial Statements.

3.23         Investment Bankers and Brokers. CBC has employed Boenning & Scattergood, Inc. ("CBC Investment Banker") in connection with the Merger. CBC, the CBC Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than CBC Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by CBC to CBC Investment Banker in connection with the Merger, as described in the CBC Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by CBC or any CBC Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. CBC has provided ChoiceOne access to true and complete copies of each agreement, arrangement, and understanding in effect as of the date hereof between CBC and CBC Investment Banker prior to the date of this Plan of Merger.

3.24         Fairness Opinion. The CBC Board of Directors has received the oral or written opinion of the CBC Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the CBC Shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Plan of Merger.

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3.25         CBC-Related Persons.

3.25.1              Insider Loans. No CBC-Related Person has any loan, credit or other Contract outstanding with CBC or any CBC Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over CBC or any CBC Subsidiary.

3.25.2              Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of CBC or any CBC Subsidiary, no CBC-Related Person owns or controls any assets or properties that are used in the business of CBC or any CBC Subsidiary.

3.25.3              Contractual Relationships. Other than ordinary and customary banking relationships, no CBC-Related Person has any contractual relationship with CBC or any CBC Subsidiary.

3.25.4              Loan Relationships. No CBC-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, CBC or any CBC Subsidiary in a principal amount of $500,000 or more.

3.26         Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of CBC has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of CBC or any CBC Subsidiary, or other person with whom CBC or any CBC Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with CBC or any CBC Subsidiary, the effect of which would reasonably be expected to have a CBC Material Adverse Effect.

3.27         Insurance. CBC and the CBC Subsidiaries maintain in full force and effect insurance pursuant to the policies provided to ChoiceOne. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering CBC's or any CBC Subsidiary's assets, properties, premises, operations, directors or personnel. CBC and the CBC Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material claim of which CBC has Knowledge and for which a defense or indemnification or both may be available to CBC or the CBC Subsidiaries.

3.28         Books and Records. The books of account, minute books, stock record books, and other records of CBC are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of CBC and the CBC Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2015, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2015, have been made available for ChoiceOne's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating

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to the Merger or recent and similarly proposed transactions, information subject to attorney-client or other legal privileges, or confidential supervisory information).

3.29         Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, all guarantees of indebtedness owed to CBC or any CBC Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.30         Data Security and Customer Privacy. CBC and each CBC Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by CBC and each CBC Subsidiary (including without limitation the Gramm-Leach-Bliley Act), and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.31         Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in CBC's consolidated financial statements and the CBC Call Reports as of December 31, 2018 was, in the reasonable opinion of CBC's management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP, except in the case of the CBC Call Reports, which are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses (the "ALLL Policy Statement"), and (c) conforms to recommendations and comments in reports of examination in all material respects.

3.32         Loans and Investments. All investments and, to the Knowledge of CBC, all loans of CBC and each CBC Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.33         Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, CBC and each CBC Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

3.34         Securities Laws Matters. Neither CBC nor any CBC Subsidiary is or has been, since January 1, 2015, required to file periodic reports with the SEC. Neither CBC nor any CBC Subsidiary has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 1, 2013, regarding the accounting or auditing practices, procedures,

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methodologies or methods of CBC or any CBC Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that CBC or any CBC Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.

3.35         Joint Ventures; Strategic Alliances. Neither CBC nor any CBC Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.36         Policies and Procedures. CBC and each CBC Subsidiary have complied in all material respects with the policies and procedures as formally adopted by the respective entity's board of directors and disclosed to ChoiceOne as applicable to the periods when those policies and procedures were in effect.

3.37         Shareholder Rights Plan; Takeover Laws. CBC does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement. ChoiceOne is not an "interested shareholder" of CBC as defined in Section 778 of the MBCA. CBC and the CBC Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Plan of Merger and the transactions contemplated hereby any otherwise applicable state takeover Laws, including without limitation any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," "takeover" or "interested shareholder" Law (collectively, "Takeover Laws"). Neither CBC nor any CBC Subsidiary owns any shares of ChoiceOne Common Stock.

3.38         No Other Representations and Warranties. Except for the representations and warranties made by CBC and the CBC Subsidiaries in this Article III, neither CBC nor any other Person makes or has made any representation or warranty with respect to CBC or the CBC Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to ChoiceOne or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV
CHOICEONE'S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in (a) the ChoiceOne SEC Reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns), it being understood and agreed that the disclosure of any item in the ChoiceOne SEC Reports will be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered by ChoiceOne to CBC prior to or concurrently with the execution of this Plan of Merger (the "ChoiceOne Disclosure Letter"), which sets forth, among other things,

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items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of ChoiceOne contained in this Article IV or to one or more covenants of ChoiceOne contained in Article V, ChoiceOne represents and warrants to CBC that:

4.1            Authorization, No Conflicts, Etc.

4.1.1                 Authorization of Plan of Merger. ChoiceOne has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of a majority of the outstanding shares of ChoiceOne Common Stock to approve this Plan of Merger and the affirmative vote of a majority of the votes cast by the holders of shares of ChoiceOne Common Stock entitled to vote to approve the Increase in Common Stock (the "ChoiceOne Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the ChoiceOne Board of Directors. The ChoiceOne Board of Directors has (a) determined that the terms of this Plan of Merger (including the Increase in Common Stock) are fair to and in the best interests of ChoiceOne and the ChoiceOne Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.4, resolved to recommend approval by the ChoiceOne Shareholders of this Plan of Merger and the Increase in Common Stock (such recommendation, the "ChoiceOne Board Recommendation"). Except for the ChoiceOne Shareholder Approval, no other corporate proceedings on the part of ChoiceOne are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming authorization, execution and delivery by CBC) constitutes valid and binding obligations of, ChoiceOne and is enforceable against ChoiceOne in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.1.2                 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by ChoiceOne, the issuance of shares of ChoiceOne Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) subject to obtaining the ChoiceOne Shareholder Approval, any provision of the articles of incorporation or bylaws (or similar organizational documents) of ChoiceOne or any Subsidiary of ChoiceOne (each a "ChoiceOne Subsidiary" and collectively, the "ChoiceOne Subsidiaries"); or (b) any Law or Order applicable to ChoiceOne or any ChoiceOne Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3                 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by ChoiceOne, the issuance of shares of ChoiceOne Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or

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other regulatory agreement or commitment with or from a Governmental Entity to which ChoiceOne or any ChoiceOne Subsidiary is a party or subject, or by which ChoiceOne or any ChoiceOne Subsidiary is bound or affected.

4.1.4                 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by ChoiceOne other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws and regulations, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. As of the date hereof, ChoiceOne has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

4.2            Organization and Good Standing. ChoiceOne is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. ChoiceOne has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. ChoiceOne is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. ChoiceOne is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.3            Subsidiaries.

4.3.1                 Ownership. ChoiceOne has provided to CBC a true and complete list of each ChoiceOne Subsidiary as of the date of this Plan of Merger. Other than the ChoiceOne Subsidiaries, ChoiceOne does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any material assets. ChoiceOne or a ChoiceOne Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the ChoiceOne Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any ChoiceOne Subsidiary.

4.3.2                 Organization and Good Standing. Each of the ChoiceOne Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.3.3                 Deposit Insurance; Other Assessments. The deposits of each ChoiceOne Subsidiary that is a depository institution are insured by the FDIC to the fullest

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extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such ChoiceOne Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of ChoiceOne, threatened. ChoiceOne and each ChoiceOne Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over ChoiceOne or each ChoiceOne Subsidiary.

4.4            Capital Stock.

4.4.1                 Classes and Shares. The authorized capital stock of ChoiceOne consists of 7,100,000 shares, divided into two classes, as follows (a) 7,000,000 shares of common stock, no par value (the "ChoiceOne Common Stock"), of which 3,618,652 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 100,000 shares of preferred stock, no par value (the "ChoiceOne Preferred Stock"), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the ChoiceOne Share-Based Awards, as of the date of this Plan of Merger, (i) there is no security or class of securities outstanding that represents or is convertible into capital stock of ChoiceOne, and (ii) there are no compensatory awards outstanding pursuant to which ChoiceOne Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of ChoiceOne Common Stock.

4.4.2                 Share-Based Awards. The ChoiceOne Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of ChoiceOne Common Stock that are authorized and reserved for issuance under each ChoiceOne Stock Plan, and the number of shares of ChoiceOne Common Stock that are subject to outstanding ChoiceOne Stock Options and ChoiceOne Restricted Stock (collectively, "ChoiceOne Share-Based Awards") issued under a ChoiceOne Stock Plan. All ChoiceOne Share-Based Awards have been awarded under a ChoiceOne Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which ChoiceOne Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of ChoiceOne Common Stock. All outstanding shares of ChoiceOne Common Stock, and all ChoiceOne Common Stock reserved for issuance under the ChoiceOne Stock Plans when issued in accordance with the respective terms of the ChoiceOne Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

4.4.3                 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of ChoiceOne Common Stock and ChoiceOne Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of ChoiceOne Common Stock upon (a) the exercise or vesting of equity awards granted pursuant to a ChoiceOne Stock Plan or (b) the purchase of shares of ChoiceOne Common Stock pursuant to the terms of a ChoiceOne Stock Plan.

4.4.4                 Voting Rights. Other than the issued and outstanding shares of ChoiceOne Common Stock described in Section 4.4.1, neither ChoiceOne nor any ChoiceOne Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger or the Increase in Common Stock, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this

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Plan of Merger or the Increase in Common Stock, other than the voting agreements contemplated hereby.

4.5            Financial Statements.

4.5.1                 Financial Statements. The consolidated financial statements of ChoiceOne as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by ChoiceOne's independent accountants and as previously made available to CBC (collectively, "ChoiceOne's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of ChoiceOne as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in ChoiceOne's Financial Statements). No financial statements of any entity or enterprise other than the ChoiceOne Subsidiaries are required by GAAP to be included in the consolidated financial statements of ChoiceOne.

4.5.2                 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1            The Consolidated Reports of Condition and Income (Form FFIEC 041) of each ChoiceOne Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016; and

4.5.2.2            The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for ChoiceOne as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, as filed with the Federal Reserve Board.

All of the reports identified in this Section 4.5.2 are collectively referred to as the "ChoiceOne Call Reports."

4.6            Absence of Undisclosed Liabilities. There exist no Liabilities of ChoiceOne or any ChoiceOne Subsidiaries other than (a) Liabilities that are reflected, reserved for or disclosed in the ChoiceOne Financial Statements or the ChoiceOne Call Reports as required by GAAP, (b) Liabilities incurred in the ordinary course of business of ChoiceOne and the ChoiceOne Subsidiaries or in connection with the Merger or other transactions contemplated by this Plan of Merger, or (c) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.7            Absence of Certain Changes or Events. Since December 31, 2018, (a) ChoiceOne and the ChoiceOne Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or

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would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.8            Legal Proceedings. There is no Action pending or, to the Knowledge of ChoiceOne, threatened against ChoiceOne or any of the ChoiceOne Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against ChoiceOne or any of the ChoiceOne Subsidiaries. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of ChoiceOne, any investigation by a Governmental Entity, in each case that has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. No officer or director of ChoiceOne or any of the ChoiceOne Subsidiaries is a defendant in any Action commenced by any shareholder of ChoiceOne or any of the ChoiceOne Subsidiaries with respect to the performance of his or her duties as an officer or a director of ChoiceOne or any of the ChoiceOne Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

4.9            Regulatory Filings. In the last three years:

4.9.1                 Regulatory Filings. ChoiceOne and each ChoiceOne Subsidiary has filed in a timely manner all material filings with Governmental Entities as required by applicable Law; and

4.9.2                 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.10         No Indemnification Claims. To the Knowledge of ChoiceOne, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by ChoiceOne or any ChoiceOne Subsidiary.

4.11         Conduct of Business. ChoiceOne and each ChoiceOne Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. For the avoidance of doubt, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, ChoiceOne and each ChoiceOne Subsidiary has complied in all material respects with and is not in material default or violation under any applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it,

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including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Consumer Credit Protection Act any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally insured financial institution. ChoiceOne and each ChoiceOne Subsidiary has not had nor suspected any material incidents of fraud or defalcation involving ChoiceOne, any ChoiceOne Subsidiary or any of their respective officers, directors or Affiliates during the last two years. ChoiceOne Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has processes customarily followed by financial institutions of a similar size to ChoiceOne Bank that are designed to properly monitor transaction activity (including wire transfers). ChoiceOne Bank has a Community Reinvestment Act rating of "satisfactory" and is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)). ChoiceOne is "well capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)).

4.12         Experience. ChoiceOne, either alone or together with its respective representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Plan of Merger and has so evaluated the merits and risks of such transactions. ChoiceOne is capable of protecting its own respective interests in connection with the Merger. Further, ChoiceOne understands that no representation is being made as to the future performance of CBC and Lakestone Bank.

4.13         Agreements With Bank Regulators. Neither ChoiceOne nor any ChoiceOne Subsidiary is a party to any Regulatory Agreement, nor has ChoiceOne nor any ChoiceOne Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither ChoiceOne nor any ChoiceOne Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

4.14         Tax Matters.

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4.14.1              All income and other material Tax Returns required by applicable Law to have been filed by ChoiceOne and each ChoiceOne Subsidiary since January 1, 2012 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2012, ChoiceOne and each ChoiceOne Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2012, all income and other material Taxes that are due and payable by ChoiceOne and each ChoiceOne Subsidiary have been paid.

4.14.2              There is no audit or other proceeding pending against or with respect to ChoiceOne or any ChoiceOne Subsidiary with respect to any Tax. There are no Liens on any of the assets of ChoiceOne or any of the ChoiceOne Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

4.14.3              Neither ChoiceOne nor any ChoiceOne Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

4.14.4              Neither ChoiceOne nor any ChoiceOne Subsidiary is a party to any Tax indemnification, allocation or sharing agreement.

4.14.5              Neither ChoiceOne nor any ChoiceOne Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which ChoiceOne and one or more ChoiceOne Subsidiaries are the only members). Neither ChoiceOne nor any ChoiceOne Subsidiary is a general partner in any partnership.

4.14.6              Within the past three years, neither ChoiceOne nor any ChoiceOne Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

4.14.7              Neither ChoiceOne nor any ChoiceOne Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

4.14.8              Neither ChoiceOne nor any ChoiceOne Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.14.9              There has been no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by ChoiceOne or any ChoiceOne Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise. Neither ChoiceOne nor any ChoiceOne Subsidiary has made any payment, is obligated to make any payment, nor is a party to any agreement, contract,

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arrangement or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an "excess parachute payment" within the meaning of Section 280G of the Code.

4.14.10          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to ChoiceOne or any ChoiceOne Subsidiary.

4.14.11          ChoiceOne will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable periods or portions thereof ending after the Effective Time as a result of: (a) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time; (b) an installment sale or open transaction occurring on or prior to the Effective Time; (c) a prepaid amount received on or before the Effective Time; (d) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (e) any election under Section 108(i) of the Code.

4.14.12          ChoiceOne has not within the last three (3) years received written notice (or, to the Knowledge of ChoiceOne, any other notice) of any claim by an authority in a jurisdiction where ChoiceOne or any ChoiceOne Subsidiary does not file tax returns that ChoiceOne or any ChoiceOne Subsidiary may be subject to taxation by that jurisdiction or required to file a tax return in such jurisdiction.

4.14.13          ChoiceOne has been a treated as a C corporation for federal income tax purposes since its inception and neither ChoiceOne nor any ChoiceOne Subsidiary has ever been or has ever been or has filed any Tax Return as an S corporation (within the meaning of Code Sections 1361 and 1362) or as a "qualified subchapter S subsidiary" (within the meaning of Code Section 1361(b)(3)(B)).

4.15         Properties.

4.15.1              Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, ChoiceOne and each ChoiceOne Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which ChoiceOne or any of the ChoiceOne Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. ChoiceOne and each ChoiceOne Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which ChoiceOne or any ChoiceOne Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither ChoiceOne nor any ChoiceOne Subsidiary has received any written notice alleging violation, breach, or default of such lease. ChoiceOne and each ChoiceOne Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of ChoiceOne and all ChoiceOne Subsidiaries are in good operating condition and repair, reasonable wear and

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tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

4.15.2              Notices: Owned Real Property. With respect to real property owned by ChoiceOne or any ChoiceOne Subsidiary, none of ChoiceOne nor any ChoiceOne Subsidiary (a) has received written notice of any pending, and to the Knowledge of ChoiceOne there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.15.3              Notices: Leased Real Property. With respect to real property leased, subleased or licensed by ChoiceOne or any ChoiceOne Subsidiary, none of ChoiceOne nor any ChoiceOne Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of ChoiceOne as required by GAAP or (b) (i) has received written notice of any pending, and to the Knowledge of ChoiceOne there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.16         Intellectual Property.

4.16.1              ChoiceOne and the ChoiceOne Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing will not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.16. No Actions, suits or other proceedings are pending or, to the Knowledge of ChoiceOne, threatened that ChoiceOne or any of the ChoiceOne Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of ChoiceOne, no Person is infringing, misappropriating or otherwise violating the rights of ChoiceOne or any of the ChoiceOne Subsidiaries with respect to any Intellectual Property owned or purported to be owned by ChoiceOne or any of the ChoiceOne Subsidiaries (collectively the "ChoiceOne-Owned Intellectual Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, to the Knowledge of ChoiceOne: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of ChoiceOne or any of the ChoiceOne Subsidiaries with respect to the validity or enforceability of the ChoiceOne-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any ChoiceOne-Owned Intellectual Property or Intellectual Property licensed to ChoiceOne or any ChoiceOne Subsidiary.

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4.16.2              ChoiceOne and/or its Subsidiaries own, license or have access to information technology software and systems adequate for operating and performing in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of ChoiceOne and Subsidiaries' business as currently conducted. The products, services and computer systems offered, owned or licensed by ChoiceOne and its Subsidiaries do not, to ChoiceOne's Knowledge, contain any disabling device, worm, back door, trojan horse, malware, spyware, adware, ransomware, other viruses or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. ChoiceOne and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology and, to ChoiceOne's Knowledge, no Person has obtained unauthorized access to ChoiceOne's or its Subsidiaries' information technology systems, computer systems, products or services.

4.17         Required Licenses, Permits, Etc. ChoiceOne and each ChoiceOne Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each ChoiceOne Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

4.18         Material Contracts and Change of Control.

4.18.1              "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "ChoiceOne Material Contract" means any of the following Contracts to which ChoiceOne or any of the ChoiceOne Subsidiaries is a party or bound as of the date of this Plan of Merger:

4.18.1.1         Each Contract that (a) has been or (b) would be required to be, but has not been, filed by ChoiceOne as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

4.18.1.2         Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of ChoiceOne or any of the ChoiceOne Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

4.18.1.3         Each Contract that creates a partnership or joint venture to which ChoiceOne or any of the ChoiceOne Subsidiaries is a party;

4.18.1.4         Each Contract between or among ChoiceOne and any ChoiceOne Subsidiary;

4.18.1.5         Each Contract with a "correspondent banker" as defined in Regulation F promulgated by the Federal Reserve Board;

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4.18.1.6         Each Contract relating to the borrowing of money by ChoiceOne or any ChoiceOne Subsidiary or guarantee by ChoiceOne or any ChoiceOne Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances to ChoiceOne Subsidiaries that are depository institutions, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $250,000;

4.18.1.7         Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which ChoiceOne or any of the ChoiceOne Subsidiaries has any continuing obligations, contingent or otherwise;

4.18.1.8         Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of ChoiceOne or any of the ChoiceOne Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

4.18.1.9         Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of ChoiceOne or any of the ChoiceOne Subsidiaries;

4.18.1.10     Each Contract granting ChoiceOne or any ChoiceOne Subsidiary the right to use, restricting ChoiceOne's or any ChoiceOne Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of ChoiceOne's or any ChoiceOne Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

4.18.1.11     Each Contract that limits the payment of dividends by ChoiceOne or any ChoiceOne Subsidiary;

4.18.1.12     Each Contract involving a standstill or similar obligation of ChoiceOne or any of the ChoiceOne Subsidiaries relating to the purchase of securities of ChoiceOne or any other Person;

4.18.1.13     Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between ChoiceOne or any ChoiceOne Subsidiary, on the one hand, and, on the other hand (a) any officer or director of ChoiceOne or a ChoiceOne Subsidiary, or (b) to the Knowledge of ChoiceOne, any (i) record or beneficial owner of five percent or more of the voting securities of ChoiceOne, (ii) Affiliate or "immediate family member" (as defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of ChoiceOne, except those Contracts of a type available to employees of ChoiceOne generally;

4.18.1.14     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

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4.18.1.15     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $1,000,000;

4.18.1.16     Each Contract or commitment for a loan participation agreement with any other Person in excess of $1,000,000; and

4.18.1.17     Each Contract that is material to the financial condition, results of operations or business of ChoiceOne or any ChoiceOne Subsidiary.

4.18.2              Full Force and Effect. Prior to the date of this Plan of Merger, ChoiceOne has provided or made available to CBC a true and complete copy of each ChoiceOne Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, (a) all ChoiceOne Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither ChoiceOne nor any of the ChoiceOne Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any ChoiceOne Material Contract, (c) to the Knowledge of ChoiceOne, no other party to any ChoiceOne Material Contract is in breach of or in default under any ChoiceOne Material Contract, and (d) neither ChoiceOne nor any ChoiceOne Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any ChoiceOne Material Contract.

4.18.3              Effect of Merger and Related Transactions. There is no ChoiceOne Material Contract under which (a) a consent or approval is required for the Merger, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation would be deemed to occur as a result of the Merger, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by ChoiceOne, any ChoiceOne Subsidiary, or the Surviving Corporation or (ii) have a ChoiceOne Material Adverse Effect.

4.19         Labor and Employment Matters.

4.19.1              Compliance with Labor and Employment Laws. (a) ChoiceOne and all of the ChoiceOne Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of ChoiceOne, threatened against ChoiceOne or any of the ChoiceOne Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the

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Knowledge of ChoiceOne, threatened against or affecting ChoiceOne or any of the ChoiceOne Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of ChoiceOne or any ChoiceOne Subsidiary; (e) as of the date of this Plan of Merger, ChoiceOne has not received written notice of charges with respect to or relating to ChoiceOne or any ChoiceOne Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither ChoiceOne nor any ChoiceOne Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of ChoiceOne or any ChoiceOne Subsidiary and, to the Knowledge of ChoiceOne, no such investigation is in progress.

4.19.2              Collective Bargaining Agreements. Neither ChoiceOne nor any ChoiceOne Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

4.19.3              At-Will Employment. All salaried employees, hourly employees, and temporary employees of ChoiceOne and any of the ChoiceOne Subsidiaries are employed on an at-will basis by ChoiceOne or any of the ChoiceOne Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to ChoiceOne or any ChoiceOne Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by ChoiceOne or any ChoiceOne Subsidiary made to any employees that commits ChoiceOne, any ChoiceOne Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

4.19.4              WARN Act. Since January 1, 2013, neither ChoiceOne nor any ChoiceOne Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of ChoiceOne or any ChoiceOne Subsidiary, except in compliance with the WARN Act.

4.19.5              Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of ChoiceOne, threatened against ChoiceOne or any ChoiceOne Subsidiary. ChoiceOne and all of the ChoiceOne Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.19.6              Certain Contracts. Neither ChoiceOne nor any ChoiceOne Subsidiary is a party or subject to any Contract which restricts ChoiceOne or any ChoiceOne Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

4.19.7              Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities

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for any act by ChoiceOne or any ChoiceOne Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or ChoiceOne Benefit Plan.

4.19.8              Eligibility Verification. ChoiceOne has implemented commercially reasonable procedures to ensure that all employees who are performing services for ChoiceOne or any ChoiceOne Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

4.19.9              Employment Policies, Programs, and Procedures. The policies, programs, and practices of ChoiceOne and all ChoiceOne Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

4.20         Employee Benefits.

4.20.1              ChoiceOne has delivered or made available to CBC true and complete copies of all material ChoiceOne Benefit Plans. Each ChoiceOne Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.20.2              Each ChoiceOne Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of ChoiceOne, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

4.20.3              To ChoiceOne's Knowledge, all contributions, payments or premiums required to be made with respect to any ChoiceOne Benefit Plan by ChoiceOne on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded ChoiceOne Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of ChoiceOne and the ChoiceOne Subsidiaries have performed all material obligations required to be performed under all ChoiceOne Benefit Plans with respect to which ChoiceOne or any ERISA Affiliate of ChoiceOne has an obligation to contribute.

4.20.4              Neither ChoiceOne nor any ERISA Affiliate of ChoiceOne participates in nor since December 31, 1973 ever has participated in any Multiemployer Plan, and neither ChoiceOne nor any ERISA Affiliate of ChoiceOne maintains or contributes to, or is party to, and, at no time since January 1, 2013 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b)  is a "multiple employer plan" as defined in

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ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

4.20.5              Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither ChoiceOne nor any ChoiceOne Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

4.20.6              The execution, delivery of, and performance by ChoiceOne of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of ChoiceOne or any of the ChoiceOne Subsidiaries; or (b) result in the triggering or imposition of any restrictions or limitations on the right of ChoiceOne or any of the ChoiceOne Subsidiaries to amend or terminate any ChoiceOne Benefit Plan.

4.20.7              ChoiceOne and the ChoiceOne Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable ChoiceOne Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such ChoiceOne Benefit Plan effective as of any date on or after the date of this Plan of Merger.

4.20.8              To ChoiceOne's Knowledge, each ChoiceOne Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

4.20.9              There is no pending or, to the Knowledge of ChoiceOne, threatened Action with respect to any ChoiceOne Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

4.20.10          Since January 1, 2013, neither ChoiceOne nor any of the ChoiceOne Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a ChoiceOne Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or

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consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable ChoiceOne Benefit Plan.

4.20.11          Each of the ChoiceOne Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

4.21         Environmental Matters.

4.21.1              Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect: (a) ChoiceOne and each of the ChoiceOne Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) ChoiceOne and each of the ChoiceOne Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of ChoiceOne, threatened against ChoiceOne or any of the ChoiceOne Subsidiaries, and, to the Knowledge of ChoiceOne, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against ChoiceOne or any of the ChoiceOne Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any ChoiceOne Site and no Hazardous Materials are present in, on, about or migrating to or from any ChoiceOne Site, in each case as could give rise to an Environmental Claim against ChoiceOne or any of the ChoiceOne Subsidiaries; (e) neither ChoiceOne nor any of the ChoiceOne Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither ChoiceOne nor any of the ChoiceOne Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither ChoiceOne nor any of the ChoiceOne Subsidiaries, any predecessors of ChoiceOne or any of the ChoiceOne Subsidiaries, nor any entity previously owned by ChoiceOne or any of the ChoiceOne Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against ChoiceOne or any of the ChoiceOne Subsidiaries.

4.21.2              No ChoiceOne Site contains, and to the Knowledge of ChoiceOne has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the ChoiceOne Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any ChoiceOne Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

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4.22         Duties as Fiduciary. To the Knowledge of ChoiceOne, ChoiceOne and each ChoiceOne Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither ChoiceOne nor any ChoiceOne Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that ChoiceOne or any ChoiceOne Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in ChoiceOne's Financial Statements.

4.23         Investment Bankers and Brokers. ChoiceOne has employed Professional Bank Services, Inc. (d/b/a ProBank Austin) and its affiliate, Investment Bank Services, Inc. (collectively, "ChoiceOne Investment Banker") in connection with the Merger. ChoiceOne, the ChoiceOne Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than ChoiceOne Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by ChoiceOne to ChoiceOne Investment Banker in connection with the Merger, as described in the ChoiceOne Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by ChoiceOne or any ChoiceOne Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. ChoiceOne has provided CBC access to true and complete copies of each agreement, arrangement, and understanding in effect as of the date hereof between ChoiceOne and ChoiceOne Investment Banker prior to the date of this Plan of Merger.

4.24         Fairness Opinion. The ChoiceOne Board of Directors has received the oral opinion of the ChoiceOne Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to ChoiceOne from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Plan of Merger.

4.25         ChoiceOne-Related Persons.

4.25.1              Insider Loans. No ChoiceOne-Related Person has any loan, credit or other Contract outstanding with ChoiceOne or any ChoiceOne Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over ChoiceOne or any ChoiceOne Subsidiary.

4.25.2              Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of ChoiceOne or any ChoiceOne Subsidiary, no ChoiceOne-Related Person owns or controls any assets or properties that are used in the business of ChoiceOne or any ChoiceOne Subsidiary.

4.25.3              Contractual Relationships. Other than ordinary and customary banking relationships, no ChoiceOne-Related Person has any contractual relationship with ChoiceOne or any ChoiceOne Subsidiary.

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4.25.4              Loan Relationships. No ChoiceOne-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, ChoiceOne or any ChoiceOne Subsidiary in a principal amount of $500,000 or more.

4.26         Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of ChoiceOne has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of ChoiceOne or any ChoiceOne Subsidiary, or other person with whom ChoiceOne or any ChoiceOne Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with ChoiceOne or any ChoiceOne Subsidiary, the effect of which would reasonably be expected to have a ChoiceOne Material Adverse Effect.

4.27         Insurance. ChoiceOne and the ChoiceOne Subsidiaries maintain in full force and effect insurance pursuant to the policies provided to CBC. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering ChoiceOne's or any ChoiceOne Subsidiary's assets, properties, premises, operations, directors or personnel. ChoiceOne and the ChoiceOne Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material claim of which ChoiceOne has Knowledge and for which a defense or indemnification or both may be available to ChoiceOne or the ChoiceOne Subsidiaries.

4.28         Books and Records. The books of account, minute books, stock record books, and other records of ChoiceOne are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of ChoiceOne and the ChoiceOne Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2015, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2015, have been made available for CBC's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions, information subject to attorney-client or other legal privileges, or confidential supervisory information).

4.29         Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, all guarantees of indebtedness owed to ChoiceOne or any ChoiceOne Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

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4.30         Data Security and Customer Privacy. ChoiceOne and each ChoiceOne Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by ChoiceOne and each ChoiceOne Subsidiary (including without limitation the Gramm-Leach-Bliley Act), and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

4.31         Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in ChoiceOne's consolidated financial statements and the ChoiceOne Call Reports as of December 31, 2018 was, in the reasonable opinion of ChoiceOne's management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP, except in the case of the ChoiceOne Call Reports, which are consistent with the ALLL Policy Statement, and (c) conforms to recommendations and comments in reports of examination in all material respects.

4.32         Loans and Investments. All investments and, to the Knowledge of ChoiceOne, all loans of ChoiceOne and each ChoiceOne Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

4.33         Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, ChoiceOne and each ChoiceOne Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.34         Securities Laws Matters.

4.34.1              Since January 1, 2016, ChoiceOne has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the "ChoiceOne SEC Reports"). Each of the ChoiceOne SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Plan of Merger (with respect to those ChoiceOne SEC Reports filed or furnished prior to the date of this Plan of Merger), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the ChoiceOne SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Plan of Merger, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the ChoiceOne Subsidiaries are or ever has been required to file periodic reports with the SEC.

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As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the ChoiceOne SEC Reports.

4.34.2              ChoiceOne has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and ChoiceOne has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. ChoiceOne has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to ChoiceOne's auditors and the audit committee of the ChoiceOne Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ChoiceOne's ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in ChoiceOne's internal controls over financial reporting. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 1, 2013, regarding the accounting or auditing practices, procedures, methodologies or methods of ChoiceOne or any ChoiceOne Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that ChoiceOne or any ChoiceOne Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2013, subject to any applicable grace periods, ChoiceOne has been and is in compliance with (i) the applicable provisions of the Sarbanes Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the OTC Pink marketplace, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

4.35         Joint Ventures; Strategic Alliances. Neither ChoiceOne nor any ChoiceOne Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

4.36         Policies and Procedures. ChoiceOne and each ChoiceOne Subsidiary have complied in all material respects with the policies and procedures as formally adopted by the respective entity's board of directors and disclosed to CBC as applicable to the periods when those policies and procedures were in effect.

4.37         Shareholder Rights Plan; Takeover Laws. ChoiceOne does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement. ChoiceOne is not an "interested shareholder" of CBC as defined in Section 778 of the MBCA. ChoiceOne and the ChoiceOne Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Plan of Merger and the transactions contemplated hereby any otherwise applicable Takeover Laws. Neither ChoiceOne nor any ChoiceOne Subsidiary owns any shares of CBC Common Stock.

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4.38         No Other Representations and Warranties. Except for the representations and warranties made by ChoiceOne and the ChoiceOne Subsidiaries in this Article IV, neither ChoiceOne nor any other Person makes or has made any representation or warranty with respect to ChoiceOne or the ChoiceOne Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to CBC or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V
COVENANTS

5.1            Conduct of Business by CBC. CBC will, and will cause each of the CBC Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of ChoiceOne (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, CBC will, and will cause each of the CBC Subsidiaries to, use its Commercially Reasonable Efforts to preserve substantially intact its and the CBC Subsidiaries' business organization, to keep available the services of its and the CBC Subsidiaries' current officers and employees, and to preserve its and the CBC Subsidiaries' present relationships with customers, suppliers, vendors, licensors and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise provided or expressly contemplated by this Plan of Merger or as set forth on the CBC Disclosure Letter or as required by applicable Law, CBC will not, nor will it permit any of the CBC Subsidiaries to, without the prior written consent of ChoiceOne (which consent will not be unreasonably withheld, conditioned or delayed):

5.1.1                 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2                 (a) split, combine or reclassify any securities issued by CBC or any of the CBC Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by CBC or any of the CBC Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.16, payment of quarterly cash dividends by CBC in an amount not to exceed $0.36 per share of CBC Common Stock per quarter, and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (ii) distributions to or from the CBC Subsidiaries;

5.1.3                 issue, sell, pledge, dispose of or encumber any securities issued by CBC or any of the CBC Subsidiaries;

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5.1.4                 except in the ordinary course of business consistent with past practice, as required by applicable Law or the express terms of any CBC Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by CBC or any of the CBC Subsidiaries to directors or executive officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present executive officers, directors, or any substantial class of employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any CBC Benefit Plan other than as otherwise provided by such CBC Benefit Plan; (d) promote any executive officer or promote any non-executive officer employee to an executive officer position; (e) grant any severance or termination pay unless provided under any CBC Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, CBC Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any CBC Benefit Plan other than as otherwise provided by such CBC Benefit Plan;

5.1.5                 hire or terminate employment of any executive officer except for termination for cause and hires to replace;

5.1.6                 appoint or elect any director of CBC or any CBC Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of CBC as of the date of this Plan of Merger at any annual meeting of CBC Shareholders;

5.1.7                 acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) cash-only acquisitions and asset purchase transactions, in each case not to exceed $500,000; (b) transactions incident to foreclosures in connection with debts previously contracted in good faith; or (c) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.1.8                 except in the ordinary course of business consistent with past practice: (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any CBC Subsidiary, however the foregoing will not apply to dealings with financial assets or investment securities nor prohibit CBC and the CBC Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;

5.1.9                 except in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CBC or any of the CBC Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain

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any financial statement condition of any other Person (other than any wholly-owned CBC Subsidiary);

5.1.10              make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

5.1.11              enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any CBC Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.12              institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by CBC or any CBC Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability in an amount exceeding $250,000 or injunctive or similar relief or (c) having a material impact on CBC's business;

5.1.13              make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.14              (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of CBC, (b) make, revoke or change any material Tax election, change any annual Tax accounting period, adopt, revoke or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to CBC or the CBC Subsidiaries;

5.1.15              enter into any joint venture, strategic partnership or alliance;

5.1.16              abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material CBC-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

5.1.17              except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of ChoiceOne capital stock;

5.1.18              enter into any material new line of business or change in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over CBC or any of the CBC Subsidiaries;

5.1.19              except as required by Law or any regulatory agency having jurisdiction over CBC or any of the CBC Subsidiaries, make any material changes in its policies

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and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.20              make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of CBC and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger;

5.1.21              restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification of such portfolios;

5.1.22              purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.1.23              take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.1.24              fail to comply in all material respects with applicable Law, and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and ChoiceOne has been notified of such contest;

5.1.25              fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and internal policies and procedures formally adopted by its board of directors;

5.1.26              fail to use Commercially Reasonable Efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.27              fail to use Commercially Reasonable Efforts to maintain and keep in full force and effect its and their existing insurance coverage (or substantially similar replacement coverage) in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.28              fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of CBC and the CBC Subsidiaries and GAAP standards and the ALLL Policy Statement;

5.1.29              fail to promptly notify ChoiceOne of the threat or commencement of any material Action against, relating to, or affecting: (a) CBC or any CBC Subsidiary; (b) CBC's or any CBC Subsidiary's directors or officers or, to the extent Known, employees in their capacities as such; (c) CBC's or any CBC Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

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5.1.30              make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of CBC or any CBC Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by CBC and the CBC Subsidiaries to the Person and the Person's "immediate family" (as defined in Regulation O) and Affiliates, exceed $750,000; provided, however, that this restriction will not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to CBC's or its Subsidiaries customers generally;

5.1.31              take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to CBC or any CBC Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.1.32              take any action to pay any Liability, absolute or contingent, in excess of $250,000, except Liabilities shown on CBC's Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.33              enter into or amend any Contract or other transaction with any CBC-Related Person, except as contemplated or permitted by this Plan of Merger and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to CBC's customers generally;

5.1.34              make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

5.1.35              take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to CBC or any CBC Subsidiary that is not terminable by CBC without penalty upon 90 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $250,000, and except for legal, accounting and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.1.36              take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by CBC or any CBC Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

5.1.37              agree or commit to do any of the foregoing.

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For the purposes of this Section 5.1, prior written consent of ChoiceOne will be deemed to have been given with respect to any matter for which CBC has requested consent, in writing and notice of which has been delivered to the chief executive officer or chief operating officer of ChoiceOne and in accordance with Section 9.8 (including by providing copies to all required parties), but ChoiceOne has not responded in writing within three Business Days of such request.

5.2            Conduct of Business by ChoiceOne. ChoiceOne will, and will cause each of the ChoiceOne Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of CBC (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, ChoiceOne will, and will cause each of the ChoiceOne Subsidiaries to, use its Commercially Reasonable Efforts to preserve substantially intact its and the ChoiceOne Subsidiaries' business organization, to keep available the services of its and the ChoiceOne Subsidiaries' current officers and employees, and to preserve its and the ChoiceOne Subsidiaries' present relationships with customers, suppliers, vendors, licensors, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise provided or expressly contemplated by this Plan of Merger or as set forth on the ChoiceOne Disclosure Letter or as required by applicable Law, ChoiceOne will not, nor will it permit any of the ChoiceOne Subsidiaries to, without the prior written consent of CBC (which consent will not be unreasonably withheld, conditioned or delayed):

5.2.1                 amend its articles of incorporation or bylaws (or other comparable organizational documents), except for such amendment(s) contemplated by Section 5.7.2;

5.2.2                 (a) split, combine or reclassify any securities issued by ChoiceOne or any of the ChoiceOne Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by ChoiceOne or any of the ChoiceOne Subsidiaries, except for the acceptance of shares of ChoiceOne Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of awards under ChoiceOne Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such awards, and shares of ChoiceOne Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of ChoiceOne Restricted Stock that are outstanding as of the date of this Plan of Merger, or (c)  declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.16, payment of quarterly cash dividends by ChoiceOne in an amount not to exceed $0.20 per share of ChoiceOne Common Stock per quarter and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, (ii) payment of the contemplated Pre-Merger Special Dividend and (iii) distributions to or from the ChoiceOne Subsidiaries;

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5.2.3                 issue, sell, pledge, dispose of or encumber any securities issued by ChoiceOne or any of the ChoiceOne Subsidiaries, other than the issuance of shares of ChoiceOne Common Stock upon the exercise or vesting of any award granted pursuant to a ChoiceOne Stock Plan prior to the date of this Plan of Merger;

5.2.4                 except in the ordinary course of business consistent with past practice, as required by applicable Law or the express terms of any ChoiceOne Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by ChoiceOne or any of the ChoiceOne Subsidiaries to directors or executive officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present executive officers, directors, or any substantial class of employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any ChoiceOne Benefit Plan other than as otherwise provided by such ChoiceOne Benefit Plan; (d) promote any executive officer or promote any non-executive officer employee to an executive officer position; (e) grant any severance or termination pay unless provided under any ChoiceOne Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, ChoiceOne Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any ChoiceOne Benefit Plan other than as otherwise provided by such ChoiceOne Benefit Plan;

5.2.5                 hire or terminate employment of any executive officer except for termination for cause and hires to replace;

5.2.6                 appoint or elect any director of ChoiceOne or any ChoiceOne Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of ChoiceOne as of the date of this Plan of Merger at any annual meeting of ChoiceOne Shareholders;

5.2.7                 acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) cash-only acquisitions and asset purchase transactions, in each case not to exceed $500,000; (b) transactions incident to foreclosures in connection with debts previously contracted in good faith; or (c) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.2.8                 except in the ordinary course of business consistent with past practice: (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any ChoiceOne Subsidiary, however the foregoing will not apply to dealings with financial assets or investment securities nor prohibit ChoiceOne and the ChoiceOne Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;

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5.2.9                 except in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ChoiceOne or any of the ChoiceOne Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned ChoiceOne Subsidiary);

5.2.10              make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

5.2.11              enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any ChoiceOne Material Contract, other than in the ordinary course of business consistent with past practice;

5.2.12              institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by ChoiceOne or any ChoiceOne Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability in an amount exceeding $250,000 or injunctive or similar relief or (c) having a material impact on ChoiceOne's business;

5.2.13              make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.2.14              (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of ChoiceOne, (b) make, revoke or change any material Tax election, change any annual Tax accounting period, adopt, revoke or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to ChoiceOne or the ChoiceOne Subsidiaries;

5.2.15              enter into any joint venture, strategic partnership or alliance;

5.2.16              abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material ChoiceOne-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

5.2.17              acquire or cause its Affiliates to acquire, directly or indirectly, any shares of CBC capital stock;

5.2.18              enter into any material new line of business or change in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent

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with past practice or as required by Law or any regulatory agency having jurisdiction over ChoiceOne or any of the ChoiceOne Subsidiaries;

5.2.19              except as required by Law or any regulatory agency having jurisdiction over ChoiceOne or any of the ChoiceOne Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.2.20              make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of ChoiceOne and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger;

5.2.21              restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification of such portfolios;

5.2.22              purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.2.23              take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.2.24              fail to comply in all material respects with applicable Law and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and CBC has been notified of such contest;

5.2.25              fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and internal policies and procedures formally adopted by its board of directors;

5.2.26              fail to use Commercially Reasonable Efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.2.27              fail to use Commercially Reasonable Efforts to maintain and keep in full force and effect its and their existing insurance coverage (or substantially similar replacement coverage) in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.2.28              fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of ChoiceOne and the ChoiceOne Subsidiaries and GAAP standards and the ALLL Policy Statement;

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5.2.29              fail to promptly notify CBC of the threat or commencement of any material Action against, relating to, or affecting: (a) ChoiceOne or any ChoiceOne Subsidiary; (b) ChoiceOne's or any ChoiceOne Subsidiary's directors or officers or, to the extent Known, employees in their capacities as such; (c) ChoiceOne's or any ChoiceOne Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.2.30              make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of ChoiceOne or any ChoiceOne Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by ChoiceOne and the ChoiceOne Subsidiaries to the Person and the Person's "immediate family" (as defined in Regulation O) and Affiliates, exceed $750,000; provided, however, that this restriction will not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to ChoiceOne's or its Subsidiaries customers generally;

5.2.31              take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to ChoiceOne or any ChoiceOne Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.2.32              take any action to pay any Liability, absolute or contingent, in excess of $250,000, except Liabilities shown on ChoiceOne's Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.2.33              enter into or amend any Contract or other transaction with any ChoiceOne-Related Person, except as contemplated or permitted by this Plan of Merger and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to ChoiceOne's customers generally;

5.2.34              make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

5.2.35              take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to ChoiceOne or any ChoiceOne Subsidiary that is not terminable by ChoiceOne without penalty upon 90 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $250,000, and except for legal, accounting and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.2.36              take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers,

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lists, or any other nonpublic information concerning customers or other consumers to any person not employed by ChoiceOne or any ChoiceOne Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

5.2.37              agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of CBC will be deemed to have been given with respect to any matter for which ChoiceOne has requested consent, in writing and notice of which has been delivered to the chief executive officer or chief operating officer of CBC and in accordance with Section 9.8 (including by providing copies to all required parties), but CBC has not responded in writing within three Business Days of such request.

5.3            No Solicitation by CBC.

5.3.1                 Except as specifically permitted by this Section 5.3, CBC will not and will cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, encourage (including by way of furnishing non-public information) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a CBC Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with any CBC Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a CBC Takeover Proposal. CBC will, and will cause each of the CBC Subsidiaries and each of its and the CBC Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a CBC Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning CBC and the CBC Subsidiaries delivered or made available to such Person or its Representatives by CBC, the CBC Subsidiaries or any Representatives thereof, in connection with its consideration of a CBC Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

5.3.2                 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the CBC Shareholder Approval, CBC or any of its Representatives receives a bona fide written CBC Takeover Proposal from any Person or group of Persons, which CBC Takeover Proposal did not result from any breach of Section 5.3.1, then CBC and its Representatives may, if the CBC Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such CBC Takeover Proposal constitutes or is reasonably likely to lead to a CBC Superior Proposal (a) furnish, pursuant to an Acceptable CBC Confidentiality Agreement, information (including non-public information) with respect to CBC and its Subsidiaries to the Person or group of Persons who has made such CBC Takeover Proposal and their respective Representatives; provided that CBC will

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(subject to the terms of the Confidentiality Agreement) promptly make available to ChoiceOne (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to ChoiceOne in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to ChoiceOne or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such CBC Takeover Proposal and their respective Representatives; provided, further that CBC will promptly provide to ChoiceOne (i) a copy of any CBC Takeover Proposal made in writing by any such Person or group of Persons to CBC, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the CBC Takeover Proposal, and (ii) a written summary of the material terms of any such CBC Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable CBC Confidentiality Agreement" means any confidentiality agreement that contains provisions with respect to confidentiality matters that are no less favorable in any material respect to CBC than those contained in the Confidentiality Agreement.

5.3.3                 CBC will keep ChoiceOne informed of any material developments, discussions or negotiations regarding any CBC Takeover Proposal, including any such proposal first made or discussed with CBC prior to the date of this Plan of Merger (including forwarding to ChoiceOne any written materials provided to CBC or its Representatives in connection with any such CBC Takeover Proposal) on a current basis, and will notify ChoiceOne of the status of such CBC Takeover Proposal. CBC agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits CBC from providing any information to ChoiceOne in accordance with this Section 5.3.

5.3.4                 Except as permitted by Section 5.3.5, the CBC Board of Directors will not (a) (i) fail to recommend to the CBC Shareholders that the CBC Shareholder Approval be given or fail to include the CBC Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to ChoiceOne, the CBC Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication by the CBC Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to CBC), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the CBC Shareholders, a CBC Takeover Proposal (actions described in this clause (a) being referred to as a "CBC Adverse Recommendation Change") or (b) cause or permit CBC or any of the CBC Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any CBC Takeover Proposal (other than an Acceptable CBC Confidentiality Agreement) (each, a "CBC Acquisition Agreement").

5.3.5                 Notwithstanding anything to the contrary herein, prior to the time the CBC Shareholder Approval is obtained, the CBC Board of Directors may, in connection with a bona fide written CBC Takeover Proposal, which CBC Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and

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remade after the date of this Plan of Merger) and that did not result from any breach of Section 5.3.1, make a CBC Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.9 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such CBC Takeover Proposal, if and only if, prior to taking such action, CBC has complied with its obligations under this Section 5.3 and the CBC Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such CBC Takeover Proposal constitutes a CBC Superior Proposal; provided, however, that prior to taking any such action (a) CBC has given ChoiceOne at least five Business Days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such CBC Superior Proposal, including the identity of the party making such CBC Superior Proposal) and such notice includes a copy of any proposed written transaction agreements and related documents with or from the Person or group of Persons making such CBC Superior Proposal, (b) CBC has negotiated, and has caused its Representatives to negotiate, in good faith with ChoiceOne during such five Business Day period to the extent ChoiceOne wishes to negotiate, to revise the terms of this Plan of Merger such that it would cause such CBC Superior Proposal to no longer constitute a CBC Superior Proposal and (c) following the end of such five Business Day period, the CBC Board of Directors will have considered in good faith any changes to this Plan of Merger proposed in writing by ChoiceOne, and will have determined that the CBC Superior Proposal would continue to constitute a CBC Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a CBC Takeover Proposal during any such five Business Day period that could have an impact, influence or other effect on the CBC Board of Directors' decision or discussion with respect to whether such proposal is a CBC Superior Proposal, CBC will deliver a new written notice to ChoiceOne pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period will be deemed to be references to a three Business Day period with respect thereto.

5.3.6                 Provided that CBC and the CBC Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 will prohibit the CBC Board of Directors from (a) taking and disclosing to the CBC Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to CBC), (b) making any "stop-look-and-listen" communications to CBC Shareholders consistent with Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the CBC Shareholders) (as if such provisions are applicable to CBC), or (c) making any disclosure to the CBC Shareholders if the CBC Board of Directors determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the CBC Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) will in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7                 As used in this Plan of Merger, "CBC Takeover Proposal" will mean any inquiry, proposal or offer from any Person (other than ChoiceOne and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of CBC and its Subsidiaries equal to more than 25% of CBC's consolidated assets or to which more than 25% of

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CBC's net income on a consolidated basis are attributable, (b) acquisition of more than 25% of the outstanding CBC Common Stock or the capital stock of any Subsidiary of CBC, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 25% of the outstanding CBC Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CBC or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and CBC Common Stock involved is more than 25%; in each case, other than the Merger.

5.3.8                 As used in this Plan of Merger, "CBC Superior Proposal" will mean any bona fide written CBC Takeover Proposal that the CBC Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the CBC Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person or group of Persons making the proposal; and (b) any changes to the terms of this Plan of Merger proposed in writing by ChoiceOne in response to such proposal as contemplated by this Section 5.3.8. For purposes of the definition of "CBC Superior Proposal", the references to "25%" in the definition of CBC Takeover Proposal will be deemed to be references to "50%."

5.4            No Solicitation by ChoiceOne.

5.4.1                 Except as specifically permitted by this Section 5.4, ChoiceOne will not and will cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, encourage (including by way of furnishing non-public information) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a ChoiceOne Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with any ChoiceOne Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a ChoiceOne Takeover Proposal. ChoiceOne will, and will cause each of the ChoiceOne Subsidiaries and each of its and the ChoiceOne Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a ChoiceOne Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning ChoiceOne and the ChoiceOne Subsidiaries delivered or made available to such Person or its Representatives by ChoiceOne, the ChoiceOne Subsidiaries or any Representatives thereof, in connection with its consideration of a ChoiceOne Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

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5.4.2                 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the ChoiceOne Shareholder Approval, ChoiceOne or any of its Representatives receives a bona fide written ChoiceOne Takeover Proposal from any Person or group of Persons, which ChoiceOne Takeover Proposal did not result from any breach of Section 5.4.1, then ChoiceOne and its Representatives may, if the ChoiceOne Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such ChoiceOne Takeover Proposal constitutes or is reasonably likely to lead to a ChoiceOne Superior Proposal (a) furnish, pursuant to an Acceptable ChoiceOne Confidentiality Agreement, information (including non-public information) with respect to ChoiceOne and its Subsidiaries to the Person or group of Persons who has made such ChoiceOne Takeover Proposal and their respective Representatives; provided that ChoiceOne will (subject to the terms of the Confidentiality Agreement) promptly make available to CBC (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to CBC in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to CBC or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such ChoiceOne Takeover Proposal and their respective Representatives; provided, further that ChoiceOne will promptly provide to CBC (i) a copy of any ChoiceOne Takeover Proposal made in writing by any such Person or group of Persons to ChoiceOne, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the ChoiceOne Takeover Proposal, and (ii) a written summary of the material terms of any such ChoiceOne Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable ChoiceOne Confidentiality Agreement" means any confidentiality agreement that contains provisions with respect to confidentiality matters that are no less favorable in any material respect to ChoiceOne than those contained in the Confidentiality Agreement.

5.4.3                 ChoiceOne will keep CBC informed of any material developments, discussions or negotiations regarding any ChoiceOne Takeover Proposal, including any such proposal first made or discussed with ChoiceOne prior to the date of this Plan of Merger (including forwarding to CBC any written materials provided to ChoiceOne or its Representatives in connection with any such ChoiceOne Takeover Proposal) on a current basis, and will notify CBC of the status of such ChoiceOne Takeover Proposal. ChoiceOne agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits ChoiceOne from providing any information to CBC in accordance with this Section 5.4.

5.4.4                 Except as permitted by Section 5.4.5, the ChoiceOne Board of Directors will not (a) (i) fail to recommend to the ChoiceOne Shareholders that the ChoiceOne Shareholder Approval be given or fail to include the ChoiceOne Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to ChoiceOne, the ChoiceOne Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication by the ChoiceOne Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if

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such provisions are applicable to ChoiceOne), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the ChoiceOne Shareholders, a ChoiceOne Takeover Proposal (actions described in this clause (a) being referred to as a "ChoiceOne Adverse Recommendation Change") or (b) cause or permit ChoiceOne or any of the ChoiceOne Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any ChoiceOne Takeover Proposal (other than an Acceptable ChoiceOne Confidentiality Agreement) (each, a "ChoiceOne Acquisition Agreement").

5.4.5                 Notwithstanding anything to the contrary herein, prior to the time the ChoiceOne Shareholder Approval is obtained, the ChoiceOne Board of Directors may, in connection with a bona fide written ChoiceOne Takeover Proposal, which ChoiceOne Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.4.1, make a ChoiceOne Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.10 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such ChoiceOne Takeover Proposal, if and only if, prior to taking such action, ChoiceOne has complied with its obligations under this Section 5.4 and the ChoiceOne Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such ChoiceOne Takeover Proposal constitutes a ChoiceOne Superior Proposal; provided, however, that prior to taking any such action (a) ChoiceOne has given CBC at least five Business Days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such ChoiceOne Superior Proposal, including the identity of the party making such ChoiceOne Superior Proposal) and such notice includes a copy of any proposed written transaction agreements and related documents with or from the Person or group of Persons making such ChoiceOne Superior Proposal, (b) ChoiceOne has negotiated, and has caused its Representatives to negotiate, in good faith with CBC during such five Business Day period to the extent CBC wishes to negotiate, to revise the terms of this Plan of Merger such that it would cause such ChoiceOne Superior Proposal to no longer constitute a ChoiceOne Superior Proposal and (c) following the end of such five Business Day period, the ChoiceOne Board of Directors will have considered in good faith any changes to this Plan of Merger proposed in writing by CBC, and will have determined that the ChoiceOne Superior Proposal would continue to constitute a ChoiceOne Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a ChoiceOne Takeover Proposal during any such five Business Day period that could have an impact, influence or other effect on the ChoiceOne Board of Directors' decision or discussion with respect to whether such proposal is a ChoiceOne Superior Proposal, ChoiceOne will deliver a new written notice to CBC pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.4.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period will be deemed to be references to a three Business Day period with respect thereto.

5.4.6                 Provided that ChoiceOne and the ChoiceOne Board of Directors comply with their applicable obligations under Section 5.4.5, nothing in this Section 5.4 will prohibit the ChoiceOne Board of Directors from (a) taking and disclosing to the ChoiceOne Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to

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ChoiceOne), (b) making any "stop-look-and-listen" communications to ChoiceOne Shareholders consistent with Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the ChoiceOne Shareholders) (as if such provisions are applicable to ChoiceOne), or (c) making any disclosure to the ChoiceOne Shareholders if the ChoiceOne Board of Directors determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the ChoiceOne Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) will in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.4.7                 As used in this Plan of Merger, "ChoiceOne Takeover Proposal" will mean any inquiry, proposal or offer from any Person (other than ChoiceOne and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of ChoiceOne and its Subsidiaries equal to more than 25% of ChoiceOne's consolidated assets or to which more than 25% of ChoiceOne's net income on a consolidated basis are attributable, (b) acquisition of more than 25% of the outstanding ChoiceOne Common Stock or the capital stock of any Subsidiary of ChoiceOne, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 25% of the outstanding ChoiceOne Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ChoiceOne or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and ChoiceOne Common Stock involved is more than 25%; in each case, other than the Merger.

5.4.8                 As used in this Plan of Merger, "ChoiceOne Superior Proposal" will mean any bona fide written ChoiceOne Takeover Proposal that the ChoiceOne Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the ChoiceOne Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person or group of Persons making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by CBC in response to such proposal as contemplated by this Section 5.4.8. For purposes of the definition of "ChoiceOne Superior Proposal", the references to "25%" in the definition of ChoiceOne Takeover Proposal will be deemed to be references to "50%."

5.5            Preparation of the Joint Proxy Statement and Registration Statement; Shareholders' Meetings.

5.5.1                 ChoiceOne will use Commercially Reasonable Efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which a joint proxy statement to be sent to the ChoiceOne Shareholders and the CBC Shareholders relating to the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting will be included as a prospectus ("Joint Proxy Statement"), as promptly as practicable following the date of this Plan of Merger, but in any event within 75 calendar days following the date of this Plan of Merger (unless CBC and ChoiceOne agree

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otherwise). ChoiceOne will use Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will use all Commercially Reasonable Efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, ChoiceOne will consult with CBC with respect to such filing and will afford CBC and its Representatives opportunity to review and comment thereon, and ChoiceOne will use its Commercially Reasonable Efforts to incorporate into the Registration Statement any comments or changes reasonably suggested by CBC. Each of ChoiceOne and CBC will provide all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. The Registration Statement and the Joint Proxy Statement will include all information reasonably requested by CBC to be included. If at any time prior to the ChoiceOne Shareholder Meeting or the CBC Shareholder Meeting, any event with respect to ChoiceOne or CBC or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, ChoiceOne or CBC, as applicable, will promptly inform the other party so that such event may be so described, and such amendment or supplement will be promptly filed with the SEC and any state securities regulators, as applicable, and, as required by Law, disseminated to the ChoiceOne Shareholders and the CBC Shareholders.

5.5.2                 CBC will, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the CBC Shareholders for the purpose of seeking the CBC Shareholder Approval ("CBC Shareholder Meeting"). Subject to Section 5.3, CBC will use its Commercially Reasonable Efforts to (a) cause the Joint Proxy Statement to be mailed to the CBC Shareholders and to hold the CBC Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the CBC Shareholders proxies to vote on the proposal to approve this Plan of Merger, and secure a quorum at the CBC Shareholder Meeting, and (c) solicit the CBC Shareholder Approval. CBC will, through the CBC Board of Directors, recommend to the CBC Shareholders that they vote for the CBC Shareholder Approval and will include such recommendation in the Joint Proxy Statement, except to the extent that the CBC Board of Directors will have made a CBC Adverse Recommendation Change as permitted by Section 5.3.

CBC may adjourn the CBC Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the CBC Shareholders in advance of a vote on the CBC Shareholder Approval. Further, if as of the time for which the CBC Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient CBC Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such CBC Shareholder Meeting or there are insufficient votes to obtain the CBC Shareholder Approval, (i) at the request of ChoiceOne, CBC will adjourn the CBC Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial CBC Shareholder Meeting; provided, that ChoiceOne may not request that CBC make such an adjournment more than once, and (ii) CBC may adjourn the CBC Shareholder Meeting.

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5.5.3                 ChoiceOne will, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the ChoiceOne Shareholders for the purpose of seeking the ChoiceOne Shareholder Approval ("ChoiceOne Shareholder Meeting"). Subject to Section 5.4, ChoiceOne will use its Commercially Reasonable Efforts to (a) cause the Joint Proxy Statement to be mailed to the ChoiceOne Shareholders and to hold the ChoiceOne Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the ChoiceOne Shareholders proxies to vote on the proposal to approve this Plan of Merger and the Increase in Common Stock, and secure a quorum at the ChoiceOne Shareholder Meeting, and (c) solicit the ChoiceOne Shareholder Approval. ChoiceOne will, through the ChoiceOne Board of Directors, recommend to the ChoiceOne Shareholders that they vote for the ChoiceOne Shareholder Approval and will include such recommendation in the Joint Proxy Statement, except to the extent that the ChoiceOne Board of Directors will have made a ChoiceOne Adverse Recommendation Change as permitted by Section 5.4.

ChoiceOne may adjourn the ChoiceOne Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the ChoiceOne Shareholders in advance of a vote on the ChoiceOne Shareholder Approval. Further, if as of the time for which the ChoiceOne Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient ChoiceOne Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such ChoiceOne Shareholder Meeting or there are insufficient votes to obtain the ChoiceOne Shareholder Approval, (i) at the request of CBC, ChoiceOne will adjourn the ChoiceOne Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial ChoiceOne Shareholder Meeting; provided, that CBC may not request that ChoiceOne make such an adjournment more than once, and (ii) ChoiceOne may adjourn the ChoiceOne Shareholder Meeting.

5.5.4                 After the Joint Proxy Statement has been mailed to the CBC Shareholders and the ChoiceOne Shareholders, neither the CBC Shareholder Meeting nor the ChoiceOne Shareholder Meeting will be postponed without the prior written consent of ChoiceOne and CBC, respectively.

5.6            Regulatory Matters and Approvals.

5.6.1                 Subject to the terms and conditions of this Plan of Merger, each of the parties will use all Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all Commercially Reasonable Efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.6.2                 Within 60 calendar days after the date of this Plan of Merger, ChoiceOne will prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction over the Merger all applications and documents required to obtain, and will use its Commercially Reasonable Efforts to obtain, upon terms and conditions reasonably

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acceptable to ChoiceOne and CBC, each necessary approval of or consent to consummate the Merger. ChoiceOne will provide CBC with opportunities to review and comment upon such documents before filing and to make such revisions and amendments and file such supplements thereto as CBC may reasonably request. ChoiceOne will provide CBC with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

5.6.3                 From the date of this Plan of Merger until the Effective Time, each of ChoiceOne and CBC will promptly notify the other party in writing of any pending or, to the Knowledge of ChoiceOne or CBC (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger, or (c) otherwise relating to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of ChoiceOne and CBC will, and will cause their respective Representatives to, cooperate and use their Commercially Reasonable Efforts to contest and resist, except insofar as ChoiceOne and CBC may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.6.4                 Nothing contained in this Plan of Merger will give CBC, directly or indirectly, the right to control or direct the operations of ChoiceOne or give ChoiceOne, directly or indirectly, the right to control or direct the operations of CBC prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, ChoiceOne and CBC each will exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.6.5                 Each of ChoiceOne and CBC will, and will cause their respective Subsidiaries to, take all Commercially Reasonable Efforts as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of ChoiceOne and CBC and their respective Subsidiaries as currently conducted.

5.7            Governance Matters.

5.7.1                 ChoiceOne's Board of Directors is, and the board of directors of the Surviving Corporation will be, divided into three (3) classes, as equal in number as possible, with the term of office of one class expiring each year. ChoiceOne will take all requisite action, effective as of the Effective Time, (a) to cause the size of the board of directors of the Surviving Corporation to be fourteen (14) directors, (b) to cause the members of the board of directors of the Surviving Corporation to be comprised of (i) seven (7) persons designated by CBC (the "CBC Designees"), and (ii) seven (7) persons designated by ChoiceOne (the "ChoiceOne Designees"); and (c) to cause the number of ChoiceOne Designees and CBC Designees in each of the three (3) classes of the Surviving Corporation's Board of Directors to be as equal as possible. If any such CBC Designee or ChoiceOne Designee, as applicable, is

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unwilling, ineligible or otherwise not capable or qualified to act in such capacity, the current CBC Board of Directors or ChoiceOne Board of Directors, as applicable, will prior to the Effective Time, subject to the prior written consent of CBC or ChoiceOne, as applicable (which will not be unreasonably withheld, conditioned or delayed), designate another qualified person or persons to serve as a CBC Designee or ChoiceOne Designee, as applicable. Each CBC Designee and ChoiceOne Designee will serve for a term expiring at the next annual meeting of shareholders of the Surviving Corporation at which the term of the class of directors of which such CBC Designee or ChoiceOne Designee is a member expires, and, despite the expiration of his or her term, until his or her successor has been elected and qualified.

5.7.2                 From the period beginning at the Effective Time and continuing until completion of the third (3rd) annual shareholder meeting of the Surviving Corporation after the Effective Time (the "Designation Period"), the board of directors of the Surviving Corporation will nominate for election to the Board of Directors at each shareholder meeting of the Surviving Corporation the CBC Designees and the ChoiceOne Designees, or such replacement designees as selected by the remaining CBC Designees (in the case of a vacancy caused by departure of a CBC Designee) or ChoiceOne Designees (in the case of a vacancy caused by departure of a ChoiceOne Designee), as applicable. In the event of any vacancy in the board of directors of the Surviving Corporation during the Designation Period, whether caused by the death, disability, resignation, or removal of a director, such vacancy will be filled by the remaining CBC Designees (in the case of a vacancy caused by departure of a CBC Designee) or the remaining ChoiceOne Designees (in the case of a vacancy caused by departure of a ChoiceOne Designee). Prior to the Effective Time, ChoiceOne will cause its bylaws to be amended or, to the extent necessary, will use Commercially Reasonable Efforts to obtain the approval of the ChoiceOne Shareholders of an amendment of its articles of incorporation, (a) to reflect the terms of this Section 5.7.2 and to provide that such provisions may be amended during the Designation Period only by the vote of two-thirds of the total number of authorized directorships of the board of directors of the Surviving Corporation, regardless of any vacancies, and (b) to reflect that the mandatory age of retirement for directors of ChoiceOne will be 72 years.

5.7.3                 Effective as of the Effective Time, (a) the Chairman of ChoiceOne will serve as Chairman of the board of directors of the Surviving Corporation; (b) the Chairman and Chief Executive Officer of CBC will serve as Vice Chairman of the board of directors of the Surviving Corporation; (c) the Chief Executive Officer of ChoiceOne will serve as the Chief Executive Officer of the Surviving Corporation; and (d) the President and Chief Operating Officer of CBC will serve as President of the Surviving Corporation.

5.7.4                 Effective as of the Effective Time and until the earlier of the expiration of the Designation Period or the consolidation of ChoiceOne Bank ("ChoiceOne Bank") and Lakestone Bank & Trust ("Lakestone Bank"), (a) the board of directors of Lakestone Bank will be the board of directors of Lakestone Bank as of immediately prior to the Effective Time, except that ChoiceOne will be entitled to designate, and CBC will cause to be added to the board of directors of Lakestone Bank, one (1) individual who is an officer of the Surviving Corporation and a director of ChoiceOne Bank, and (b) the board of directors of ChoiceOne Bank will be the board of directors of ChoiceOne Bank as of immediately prior to the Effective Time, except that CBC will be entitled to designate, and ChoiceOne will cause to be

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added to the board of directors of ChoiceOne Bank, one (1) individual who is an officer of the Surviving Corporation and a director of Lakestone Bank.

5.8            Press Releases and Public Announcement. Each of CBC and ChoiceOne will not, and will cause its respective Representatives to not, issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of CBC or its Representatives, ChoiceOne, and in the case of ChoiceOne or its Representatives, CBC. However, each of CBC and ChoiceOne may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 5.8 will be deemed to expand, modify or limit CBC's and ChoiceOne's rights and obligations set forth in Sections 5.3 and 5.4, as applicable. CBC and ChoiceOne agree to issue a joint press release initially announcing this Plan of Merger and the transactions contemplated by this Plan of Merger, including the Merger.

5.9            Access to Information.

5.9.1                 Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, CBC and ChoiceOne will, and will cause each of their Subsidiaries to, upon reasonable prior written notice, permit the other party and its respective Representatives to have reasonable access (including promptly and fully responding to all reasonable document or other information requests of the other party) at all reasonable times, and in a manner so as not to interfere with the normal business operations of CBC, ChoiceOne and each of their Subsidiaries, to the officers and senior management, the premises, agents, books, records, and Contracts of or pertaining to CBC and the CBC Subsidiaries or ChoiceOne and the ChoiceOne Subsidiaries as may be reasonably requested in writing; provided, however, that such access will (a) comply with all applicable Laws, (b) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, (c) not result in, or reasonably be expected to result in, a material breach of any material Contract, and (d) not include any confidential supervisory information. No such access will affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger. CBC and ChoiceOne will use Commercially Reasonable Efforts to obtain from third parties any consents or waivers of any confidentiality restrictions with respect to any such information requested to be provided by it.

5.9.2                 CBC will give prompt written notice to ChoiceOne of any event that would reasonably be expected to give rise to a CBC Material Adverse Effect. ChoiceOne will give prompt written notice to CBC of any event that would reasonably be expected to give rise to a ChoiceOne Material Adverse Effect. Each of CBC and ChoiceOne will give prompt written notice to the other party of any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated by this Plan of Merger or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Plan of Merger.

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The delivery of any notice pursuant to this Section 5.9.2 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

5.9.3                 While this Plan of Merger is in effect, if either CBC or ChoiceOne becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the CBC Disclosure Letter or the ChoiceOne Disclosure Letter, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been Known or had such event occurred prior to the date of this Plan of Merger, then such party will immediately give written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all reasonably pertinent documents, to the other party.

5.9.4                 Each of CBC, on the one hand, and ChoiceOne, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Plan of Merger in accordance with the letter agreement, dated August 27, 2018, between CBC and ChoiceOne ("Confidentiality Agreement"), which will remain in full force and effect in accordance with its terms. Each of CBC, on the one hand, and ChoiceOne, on the other, will not, and will cause its respective directors, officers and employees to not, discuss or disclose any information concerning the Merger, or the negotiations or board discussions, deliberations or decisions in any way related to the Merger, other than information to the extent set forth in the Joint Proxy Statement, with any Person other than the Representatives of either party and any Governmental Entity.

5.10         Indemnification and Insurance.

5.10.1              All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees or agents (each, together with such person's heirs, executors or administrators, an "Indemnified Party"), as the case may be, of CBC or the CBC Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with CBC or any of the CBC Subsidiaries will survive the Merger, be honored and assumed by the Surviving Corporation and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, to the fullest extent permitted by applicable Law, will maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers, directors, employees or agents than those set forth in the articles of incorporation and bylaws or similar organization documents of CBC and the CBC Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers, employees or agents of CBC or any of the CBC Subsidiaries. All rights to exculpation, indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim. In the

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event of any such Action, the Surviving Corporation will use Commercially Reasonable Efforts to cooperate with the Indemnified Party in the defense of the Action.

5.10.2              CBC will purchase, prior to the Effective Time, at a cost not exceeding 300% of the last annual premium of each policy, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of bankers' blanket bond, directors' and officers' liability insurance and fiduciary liability insurance maintained by CBC and the CBC Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. The Surviving Corporation will maintain such policy in full force and effect for its full term and honor all obligations thereunder.

5.10.3              The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of CBC or any of the CBC Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors' and officers' insurance claims under any policy that is or has been in existence with respect to CBC or the CBC Subsidiaries or otherwise. The provisions of this Section 5.10 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.

5.10.4              In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 5.10.

5.11         Takeover Laws. If any Takeover Law is or may become applicable to the Merger, the parties will use their respective Commercially Reasonable Efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.12         Section 16 Matters. Prior to the Effective Time, CBC and ChoiceOne each will take all such steps as may be required to cause any acquisitions or dispositions of ChoiceOne Common Stock (including derivative securities with respect to ChoiceOne Common Stock) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ChoiceOne immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13         Securityholder Litigation. Each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party will give the other party the opportunity to consult with it regarding the

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defense or settlement of any such securityholder Action and will not settle any such Action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14         Tax-Free Reorganization Treatment.

5.14.1              CBC and ChoiceOne intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the "Intended Tax Treatment"), and each will not, and will not permit any of their respective Subsidiaries to, take any action, agree to take any action, or fail to take or agree to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. CBC and ChoiceOne intend that this Agreement constitute and hereby adopt this Agreement as a "Plan of Reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of Michigan law) for federal and applicable Michigan state income tax purposes and this Agreement will be interpreted consistent with that intent. CBC and ChoiceOne will use Commercially Reasonable Efforts, and will cause their respective Subsidiaries to use Commercially Reasonable Efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. If the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, then CBC and ChoiceOne agree to reasonably adjust the terms of this Agreement as needed in order for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Within 45 days following the Effective Time, the Surviving Corporation will comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.14.2              Each of CBC and ChoiceOne will report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

5.15         Pre-Merger Special Dividend. The ChoiceOne Board of Directors may, subject to applicable Law and the ChoiceOne articles of incorporation and bylaws, declare a special cash dividend in an amount equal to $0.60 per share of ChoiceOne Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Plan of Merger) with a record date and payment date after the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers' certificates without qualifications or exceptions) if such date were the Closing Date) (any such dividend, the "Pre-Merger Special Dividend"), and set the record date and payment date for such Pre-Merger Special Dividend in its sole discretion. Notwithstanding anything in this Agreement to the contrary, the amount of the Pre-Merger Special Dividend will be adjusted if necessary to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

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5.16         Dividends. CBC and ChoiceOne will coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of CBC Common Stock and ChoiceOne Common Stock for the purpose of minimizing the risk that holders of shares of CBC Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of CBC Common Stock and shares of ChoiceOne Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of CBC Common Stock or shares of ChoiceOne Common Stock received as Merger Consideration.

5.17         Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger will be paid by the party incurring such expenses, except that CBC and ChoiceOne will each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Joint Proxy Statement and the Registration Statement.

5.18         Fairness Opinion. CBC will deliver to ChoiceOne a copy of the written fairness opinion dated as of the date of this Plan of Merger and received from the CBC Investment Banker within five Business Days of the date of this Plan of Merger or the date the fairness opinion is received, whichever is later, together with the form of consent of the CBC Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the CBC Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC. ChoiceOne will deliver to CBC a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the ChoiceOne Investment Banker within five Business Days of the date of this Plan of Merger or the date the fairness opinion is received, whichever is later, together with the form of consent of the ChoiceOne Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the ChoiceOne Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC.

5.19         Employee Matters.

5.19.1              Employment Continuation. All individuals employed by, or on authorized leave of absence from, CBC or any CBC Subsidiary immediately before the Effective Time will automatically become employees of ChoiceOne or a ChoiceOne Subsidiary as of the Effective Time.

5.19.2              Benefit Continuation. ChoiceOne covenants and agrees to provide to each employee of CBC or any CBC Subsidiary who becomes employed by ChoiceOne or any of its Subsidiaries as a result of the Merger with the same employee benefits then provided to similarly situated employees at ChoiceOne.

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5.19.3              Severance/Employment Agreements. Simultaneously with execution and delivery of this Plan of Merger, ChoiceOne will enter into an agreement with each of the President and the Chief Executive Officer of CBC with respect to obligations under the existing employment agreements listed on the CBC Disclosure Letter.

5.19.4              Retention Bonuses. ChoiceOne and CBC will cooperate in the other party's efforts to cause certain employees of such party and/or its Subsidiaries, as agreed by ChoiceOne and CBC, if any, to enter into retention or stay bonus agreements (in a form mutually agreed to by ChoiceOne, CBC, and the employee) prior to the Effective Time. All retention and stay bonuses, if any, to be paid are subject to the mutual agreement of CBC and ChoiceOne.

5.19.5              Years of Service Credit. ChoiceOne covenants and agrees that all employees of CBC who are employed by ChoiceOne or any of its Affiliates as of the Effective Time and as a result of the consummation of the Merger will receive credit for all years of service credited, as of immediately before the Effective Time, to the employee by CBC or any CBC Subsidiary in the ordinary course of business consistent with past practice for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any ChoiceOne Benefit Plan (including, but not limited to, ChoiceOne's 401(k) plan) or any other employee benefit plan of the Surviving Corporation, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

5.19.6              Annual Compensation Cycle. In connection with its annual compensation cycle, each of ChoiceOne and CBC will be permitted (a) to pay cash bonuses under its respective cash bonus plan, consistent with the terms of the bonus plan and past practice; (b)  to establish a 2019 cash bonus plan and issue incentive compensation in the form of equity awards under its existing stock incentive plan, in each case consistent with past practice and after consultation with the other party; and (c) to increase employee compensation in the ordinary course consistent with past practice, and in any event no more than 3.5% in the aggregate.

5.19.7              Expense Reimbursement. Each of ChoiceOne and CBC will be permitted to reimburse employees for expenses in accordance with its applicable reimbursement policies and consistent with past practice.

5.19.8              Termination of Qualified Retirement Plans.

5.19.8.1         The CBC Board of Directors will, prior to the Effective Time, adopt resolutions terminating the CBC Retirement Plans effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the CBC Retirement Plans will become fully vested upon termination of the CBC Retirement Plans.  As soon as practicable following the Effective Time, all account balances in the CBC Retirement Plans will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, the CBC Board of Directors will (a) contribute to the account of each participant in the CBC's 401(k) plan a 1% matching contribution for the period beginning January 1, 2019 and ending immediately prior to the Effective Time, and (b) contribute to the account of each participant in the Lakestone Bank Profit Sharing Plan a 10% profit-sharing

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contribution based on compensation earned from Lakestone Bank for the period beginning January 1, 2019 and ending immediately prior to the Effective Time.

5.19.8.2         Prior to the Effective Time, the ChoiceOne Board of Directors will adopt resolutions amending ChoiceOne's 401(k) plan effective as of the Effective Time to provide that: (a) participants in the Lakestone Bank Profit Sharing Plan as of immediately prior to termination of such plan and who continue to be employed after the Effective Time will be entitled to receive a profit sharing payment consistent with the terms of the Lakestone Bank Profit Sharing Plan for the period beginning at the Effective Time and ending December 31, 2019, and (b) participants in CBC's 401(k) plan immediately prior to termination of such plan shall be entitled to receive a 1% matching contribution for amounts deferred to ChoiceOne's 401(k) plan during 2019.

5.19.8.3         ChoiceOne agrees to permit participants in the CBC Retirement Plans who become employees of ChoiceOne to roll over their account balances in the CBC Retirement Plans to ChoiceOne's 401(k) plan. Until the Effective Time, CBC will be permitted to make profit-sharing and matching contributions to the CBC Retirement Plans based on participants' elective contributions to the CBC Retirement Plans, in the ordinary course consistent with past practice.

5.19.9              Deferred Compensation Plans.

5.19.9.1         Notwithstanding anything to the contrary herein, prior to the Effective Time, Lakestone Bank may pay to each active participant of the Lakestone Bank Director Retirement Plan up to $10,000 in lieu of a contribution/accrual for 2019. Pursuant to its terms, the Lakestone Bank Director Retirement Plan will terminate as of the Effective Time and the Surviving Corporation will cause the accounts thereunder to be paid on or within 30 days after the Effective Time.

5.19.9.2         The Lakestone Bank Supplemental Executive Retirement Plan will continue in effect until and be terminated effective December 31, 2019 as provided for under Treasury Regulation §1.409A-3(j)(4)(ix)(B). The Surviving Corporation will cause the accounts thereunder to be paid on or within 30 days after December 31, 2019.

5.19.10          Non-Equity Incentive and Bonus Plans. Immediately on or prior to the Effective Time, CBC and each CBC Subsidiary will, subject to the occurrence of the Effective Time, terminate all non-equity incentive and/or bonus plans (other than the Lakestone Bank annual incentive bonus plan), and the accrued benefits as of the Effective Time will be paid on a prorated basis based on the portion of the plan year completed before the Effective Time, assuming any individual performance goals are satisfied at the targeted level of performance and any applicable performance goals are satisfied at the targeted level of performance, and in a lump sum as soon as practicable following the Effective Time. Lakestone Bank may continue the Lakestone Bank annual incentive bonus plan in effect until the later of (i) the date on which bonuses applicable to the 2019 calendar year performance are paid pursuant to that plan consistent with past practice, or (ii) December 31, 2019.  Lakestone Bank may pay bonuses pursuant to the Lakestone Bank annual incentive bonus plan after the Effective Time in individual amounts consistent with past practice that are distributed among individuals consistent

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with past practice, and in an aggregate amount generally consistent with the aggregate amount paid under such plan in 2018.

5.20         Nasdaq Listing. ChoiceOne will use Commercially Reasonable Efforts to cause the shares of ChoiceOne Common Stock to be issued as Merger Consideration in accordance with this Plan of Merger to be authorized for listing on The Nasdaq Capital Market, subject to official notice of issuance, within 180 days after the Effective Time but not later than April 30, 2020.

5.21         Transaction Documents.

5.21.1              The information supplied or to be supplied by CBC for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Joint Proxy Statement, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the ChoiceOne Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by CBC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ChoiceOne for inclusion or incorporation by reference in the Joint Proxy Statement. The information supplied or to be supplied by CBC for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

5.21.2              The information supplied or to be supplied by ChoiceOne for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Joint Proxy Statement, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the CBC Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by ChoiceOne with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of CBC for

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inclusion or incorporation by reference in the Joint Proxy Statement. The information supplied or to be supplied by ChoiceOne for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

5.22         Call Reports. All CBC Call Reports required to be filed between the date hereof and the Effective Time by CBC or any CBC Subsidiary and all ChoiceOne Call Reports required to be filed between the date hereof and the Effective Time by ChoiceOne or any ChoiceOne Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

5.23         Section 280G Mitigation. CBC and ChoiceOne will cooperate in good faith to mitigate the impact of Section 280G of the Code on any "parachute payment" as that term is defined in Section 280G of the Code to an executive officer of CBC or ChoiceOne in connection with the Merger. If, after the parties have cooperated in good faith to mitigate the impact of Section 280G of the Code, any payment to an executive officer of CBC or ChoiceOne in connection with the Merger would constitute a parachute payment, the parties agree to reduce such parachute payment such that the present value of the total amounts and benefits received by the executive officer is equal to $1.00 less than three (3) times the executive officer's "base amount" as defined in Section 280G of the Code. For the avoidance of doubt, in no circumstance shall CBC or ChoiceOne pay any executive officer a "gross up" or similar payment to mitigate the impact of Section 280G of the Code.

5.24         Financial Statements.

5.24.1              The unaudited consolidated financial statements of CBC as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of CBC as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in CBC's Financial Statements).

5.24.2              The unaudited consolidated financial statements of ChoiceOne as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of ChoiceOne as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in ChoiceOne's Financial Statements).

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ARTICLE VI
CLOSING CONDITIONS

6.1            Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by CBC and ChoiceOne) at or prior to the Effective Time of the following conditions:

6.1.1                 The CBC Shareholder Approval and the ChoiceOne Shareholder Approval will have been obtained.

6.1.2                 CBC and ChoiceOne will have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods will have expired, and all such regulatory approvals will be in effect; provided, that no such regulatory approvals will contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger).

6.1.3                 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger will be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4                 Neither party will be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5                 The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceedings for that purpose will have been commenced or threatened by the SEC and not withdrawn.

6.2            Conditions to CBC's Obligation to Effect the Merger.

The obligation of CBC to effect the Merger is subject to the fulfillment (or waiver by CBC) at or prior to the Effective Time of the following additional conditions:

6.2.1                 (a) The representations and warranties of ChoiceOne contained in Section 4.24 (Fairness Opinion) will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (b) the representations and warranties of ChoiceOne contained in Section 4.1.1 (Authorization of Plan of Merger), Section 4.2 (Organization and Good Standing), Section 4.3.1 (Subsidiaries – Ownership), Section 4.3.2 (Subsidiaries – Organization and Good Standing), Section 4.4 (Capital Stock) and Section 4.23 (Investment Bankers and Brokers) will be true and correct in all respects, other than inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact, as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their

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terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (c) the representations and warranties of ChoiceOne contained in Section 4.1 (Authorization, No Conflicts, Etc.), other than the representations and warranties in Section 4.1.1 (Authorization of Plan of Merger), will be true and correct in all material respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); and (d) all other representations and warranties of ChoiceOne contained in Article IV will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a ChoiceOne Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier; and provided further that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a ChoiceOne Material Adverse Effect for the purpose of this Section 6.2.1.

6.2.2                 ChoiceOne will have performed all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date, except where the failure to perform such covenants has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a ChoiceOne Material Adverse Effect; provided that, for purposes of this sentence only, those covenants containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier.

6.2.3                 ChoiceOne will have delivered to CBC a certificate, dated as of the Closing Date and signed on behalf of ChoiceOne by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4                 Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a ChoiceOne Material Adverse Effect for purposes of this Section 6.2.4.

6.2.5                 CBC will have received the opinion of Hunton Andrews Kurth LLP or other independent legal counsel to CBC, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to ChoiceOne, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of CBC and ChoiceOne as to such matters as such counsel may reasonably request.

6.3            Conditions to ChoiceOne's Obligation to Effect the Merger.

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The obligation of ChoiceOne to effect the Merger is subject to the fulfillment (or waiver by ChoiceOne) at or prior to the Effective Time of the following additional conditions:

6.3.1                 (a) The representations and warranties of CBC contained in Section 3.24 (Fairness Opinion) will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (b) the representations and warranties of CBC contained in Section 3.1.1 (Authorization of Plan of Merger), Section 3.2 (Organization and Good Standing), Section 3.3.1 (Subsidiaries – Ownership), Section 3.3.2 (Subsidiaries – Organization and Good Standing), Section 3.4 (Capital Stock) and Section 3.23 (Investment Bankers and Brokers) will be true and correct in all respects, other than inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact, as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (c) the representations and warranties of CBC contained in Section 3.1 (Authorization, No Conflicts, Etc.), other than the representations and warranties in Section 3.1.1 (Authorization of Plan of Merger), will be true and correct in all material respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); and (d) all other representations and warranties of CBC contained in Article III will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a CBC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier; and provided further that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a CBC Material Adverse Effect for the purpose of this Section 6.3.1.

6.3.2                 CBC will have performed all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date, except where the failure to perform such covenants has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a CBC Material Adverse Effect; provided that, for purposes of this sentence only, those covenants containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier.

6.3.3                 CBC will have delivered to ChoiceOne a certificate, dated as of the Closing Date and signed on behalf of CBC by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

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6.3.4                 Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a CBC Material Adverse Effect for purposes of this Section 6.3.4.

6.3.5                 ChoiceOne will have received the opinion of Warner Norcross + Judd LLP or other independent legal counsel to ChoiceOne, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to CBC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of CBC and ChoiceOne as to such matters as such counsel may reasonably request.

6.3.6                 The number of Dissenting Shares will not exceed twenty percent (20%) of the shares of CBC Common Stock entitled to vote at the CBC Shareholders Meeting.

ARTICLE VII
TERMINATION

7.1            Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the CBC Shareholder Approval or the ChoiceOne Shareholder Approval (the date of such termination, the "Termination Date"), as follows:

7.1.1                 by mutual written consent of CBC and ChoiceOne;

7.1.2                 by either CBC or ChoiceOne, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable. The right to terminate this Plan of Merger pursuant to this Section 7.1.2 will not be available to the party seeking to terminate if (a) the failure of CBC, in the case of a termination by CBC, or (b) the failure of ChoiceOne, in the case of a termination by ChoiceOne, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3                 by either CBC or ChoiceOne, if the Merger does not occur on or before December 31, 2019 (the "End Date"); provided, however, that if the Merger has not occurred solely because approval to consummate the transactions contemplated by this Plan of Merger has not been received from a Governmental Entity, then such End Date may be extended by either party without the consent of the other party for a period not to exceed thirty (30) days; provided further, that such End Date or extension thereof may be further extended to such later date as mutually agreed upon by the parties hereto; provided further, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 will not be available to the party seeking to terminate if (a) the failure of CBC, in the case of a termination by CBC, or (b) the

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failure of ChoiceOne, in the case of a termination by ChoiceOne, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4                 by either CBC or ChoiceOne (a) if the CBC Shareholder Meeting (including any postponements or adjournments) will have concluded and been finally adjourned and the CBC Shareholder Approval will not have been obtained or (b) if the ChoiceOne Shareholder Meeting (including any postponements or adjournments) will have concluded and been finally adjourned and the ChoiceOne Shareholder Approval will not have been obtained. The right to terminate this Plan of Merger pursuant to this Section 7.1.4 will not be available to the party seeking to terminate if (i) the failure of CBC, in the case of a termination by CBC, or (ii) the failure of ChoiceOne, in the case of a termination by ChoiceOne, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the CBC Shareholder Meeting or the ChoiceOne Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the CBC Shareholder Approval or the ChoiceOne Shareholder Approval, as applicable, not having been obtained;

7.1.5                 by CBC, if ChoiceOne will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30)  Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and CBC's intention to terminate this Plan of Merger if such breach or failure is not cured) from CBC of such breach or failure; provided, that CBC will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

7.1.6                 by ChoiceOne, if CBC will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30) Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and ChoiceOne's intention to terminate this Plan of Merger if such breach or failure is not cured) from ChoiceOne of such breach or failure; provided, that ChoiceOne will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

7.1.7                 by CBC prior to the receipt of the ChoiceOne Shareholder Approval if (a) the ChoiceOne Board of Directors will have effected a ChoiceOne Adverse Recommendation Change; (b) the ChoiceOne Board of Directors will have failed to reject a ChoiceOne Takeover Proposal and reaffirm the ChoiceOne Board Recommendation within five Business Days following the public announcement of such ChoiceOne Takeover Proposal and in any event at least two Business Days prior to the ChoiceOne Shareholder Meeting; (c)

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ChoiceOne enters into a ChoiceOne Acquisition Agreement; (d) ChoiceOne will have materially breached Section 5.4; (e) subject to ChoiceOne's rights to adjourn or postpone the ChoiceOne Shareholder Meeting as permitted by Section 5.5.3, ChoiceOne will have failed to call, give proper notice of, convene and hold the ChoiceOne Shareholder Meeting; or (f) ChoiceOne or the ChoiceOne Board of Directors will have publicly announced its intention to do any of the foregoing;

7.1.8                 by ChoiceOne prior to the receipt of the CBC Shareholder Approval if (a) the CBC Board of Directors will have effected a CBC Adverse Recommendation Change; (b) the CBC Board of Directors will have failed to reject a CBC Takeover Proposal and reaffirm the CBC Board Recommendation within five Business Days following the public announcement of such CBC Takeover Proposal and in any event at least two Business Days prior to the CBC Shareholder Meeting; (c) CBC enters into a CBC Acquisition Agreement; (d) CBC will have materially breached Section 5.3; (e) subject to CBC's rights to adjourn or postpone the CBC Shareholder Meeting as permitted by Section 5.5.2, CBC will have failed to call, give proper notice of, convene and hold the CBC Shareholder Meeting; or (f) CBC or the CBC Board of Directors will have publicly announced its intention to do any of the foregoing;

7.1.9                 by CBC prior to receipt of the CBC Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a CBC Superior Proposal; provided, however, that (a) CBC has complied with Section 5.3 in all material respects and (b) CBC pays (or causes to be paid) the CBC Termination Fee prior to or simultaneously with such termination;

7.1.10              by ChoiceOne prior to receipt of the ChoiceOne Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a ChoiceOne Superior Proposal; provided, however, that (a) ChoiceOne has complied with Section 5.4 in all material respects and (b) ChoiceOne pays (or causes to be paid) the ChoiceOne Termination Fee prior to or simultaneously with such termination;

7.1.11              by ChoiceOne, if, prior to the Closing, Lakestone Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory"; or

7.1.12              by CBC, if, prior to the Closing, ChoiceOne Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

7.2            Effect of Termination.

7.2.1                 In the event that:

7.2.1.1            this Plan of Merger is terminated by CBC pursuant to Section 7.1.7 (or is terminated by either party pursuant to Section 7.1.4(b) at a time when this Plan of Merger was terminable pursuant to Section 7.1.7), ChoiceOne will pay, or cause to be paid, to CBC cash in an amount equal to $3,591,000 (the "ChoiceOne Termination Fee");

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7.2.1.2            this Plan of Merger is terminated by CBC pursuant to Section 7.1.5 or by CBC or ChoiceOne pursuant to Section 7.1.4(b), and if (a) any Person will have made (whether or not subsequently withdrawn) a ChoiceOne Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.5 or (ii) the ChoiceOne Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(b), and (b) at any time prior to the date that is 12 months after the Termination Date, ChoiceOne or any of its Affiliates consummates a ChoiceOne Takeover Proposal or enters into any definitive agreement providing for a ChoiceOne Takeover Proposal and subsequently consummates such ChoiceOne Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to "25%" in the definition of "ChoiceOne Takeover Proposal" will be deemed to be references to "50%"), then ChoiceOne will pay, or cause to be paid, to CBC cash in an amount equal to the ChoiceOne Termination Fee;

7.2.1.3            (a) this Plan of Merger is terminated by CBC pursuant to Section 7.1.3, (b) any Person will have made (whether or not subsequently withdrawn) a ChoiceOne Takeover Proposal prior to the Termination Date, and (c) at any time prior to the date that is 12 months after the Termination Date, ChoiceOne or any of its Affiliates consummates a ChoiceOne Takeover Proposal or enters into any definitive agreement providing for a ChoiceOne Takeover Proposal and subsequently consummates such ChoiceOne Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to "25%" in the definition of "ChoiceOne Takeover Proposal" will be deemed to be references to "50%"), then ChoiceOne will pay, or cause to be paid, to CBC cash in an amount equal to the ChoiceOne Termination Fee;

7.2.1.4            this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.10, then ChoiceOne will pay, or cause to be paid, to CBC, prior to or contemporaneously with such termination, cash in an amount equal to the ChoiceOne Termination Fee (and any purported termination pursuant to Section 7.1.10 will be void and of no force or effect unless ChoiceOne will have made such payment);

7.2.1.5            this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.8 (or is terminated by either party pursuant to Section 7.1.4(a) at a time when this Plan of Merger was terminable pursuant to Section 7.1.8), CBC will pay, or cause to be paid, to ChoiceOne cash in an amount equal to $3,591,000 (the "CBC Termination Fee");

7.2.1.6            this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.6 or by CBC or ChoiceOne pursuant to Section 7.1.4(a); and if (a) any Person will have made (whether or not subsequently withdrawn) a CBC Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) the CBC Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(a), and (b) at any time prior to the date that is 12 months after the Termination Date, CBC or any of its Affiliates consummates a CBC Takeover Proposal or enters into any definitive agreement providing for a CBC Takeover Proposal and subsequently consummates such CBC Takeover Proposal (provided that, for purposes of this Section 7.2.1.6, the references to "25%" in the definition of "CBC Takeover Proposal" will be deemed to be references to "50%"), then CBC will pay, or cause to be paid, to ChoiceOne cash in an amount equal to the CBC Termination Fee;

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7.2.1.7            (a) this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.3, (b) any Person will have made (whether or not subsequently withdrawn) a CBC Takeover Proposal prior to the Termination Date, and (c) at any time prior to the date that is 12 months after the Termination Date, CBC or any of its Affiliates consummates a CBC Takeover Proposal or enters into any definitive agreement providing for a CBC Takeover Proposal and subsequently consummates such CBC Takeover Proposal (provided that, for purposes of this Section 7.2.1.7, the references to "25%" in the definition of "CBC Takeover Proposal" will be deemed to be references to "50%"), and such ChoiceOne Takeover Proposal is subsequently consummated, then CBC will pay, or cause to be paid, to ChoiceOne cash in an amount equal to the CBC Termination Fee; or

7.2.1.8            this Plan of Merger is terminated by CBC pursuant to Section 7.1.9, then CBC will pay, or cause to be paid, to ChoiceOne, prior to or contemporaneously with such termination, cash in an amount equal to the CBC Termination Fee (and any purported termination pursuant to Section 7.1.9 will be void and of no force or effect unless CBC will have made such payment).

7.2.2                 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, (a) if ChoiceOne fails to pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, CBC commences a suit that results in a judgment against ChoiceOne for the ChoiceOne Termination Fee, then ChoiceOne will pay CBC its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the ChoiceOne Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (b) if CBC fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, ChoiceOne commences a suit that results in a judgment against CBC for the CBC Termination Fee, then CBC will pay ChoiceOne its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the CBC Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3                 On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger will terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.4, 5.13, 5.17, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there will be no other liability on the part of CBC or ChoiceOne to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4                 The ChoiceOne Termination Fee will be paid in the aggregate to CBC by or at the direction of CBC in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

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7.2.5                 The CBC Termination Fee will be paid in the aggregate to ChoiceOne by or at the direction of ChoiceOne in immediately available funds in the case of Section 7.2.1.5, 7.2.1.6 or 7.2.1.7, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.6                 For the avoidance of doubt, (a) in no event will ChoiceOne be required to pay the ChoiceOne Termination Fee on more than one occasion; and (b) in no event will CBC be required to pay the CBC Termination Fee on more than one occasion.

ARTICLE VIII
CERTAIN DEFINITIONS

8.1       When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

"Action" means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

"Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

"Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder.

"Book-Entry Shares" means shares of CBC Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

"Business Day" means a day other than a Saturday, Sunday or other day on which the OTC Pink marketplace is closed.

"CBC Benefit Plan" means, other than any Multiemployer Plan, (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of CBC's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by CBC or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which CBC or any of its Subsidiaries has any Liability.

"CBC Board of Directors" means the board of directors of CBC.

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"CBC Material Adverse Effect" means a Material Adverse Effect with respect to CBC.

"CBC-Related Person" means any shareholder owning five percent or more of the issued and outstanding CBC Common Stock, any director or executive officer of CBC or any CBC Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

"CBC Retirement Plans" means the Lakestone Bank 401(k) Plan and the Lakestone Bank Profit Sharing Plan.

"CBC Shareholders" means holders of shares of CBC Common Stock.

"CBC Site" means a Site with respect to CBC or any CBC Subsidiary.

"Certificates" means outstanding certificates that immediately prior to the Effective Time represented shares of CBC Common Stock (other than Excluded Shares).

"ChoiceOne Benefit Plan" means (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (b) any ChoiceOne Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of ChoiceOne's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by ChoiceOne or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which ChoiceOne or any of its Subsidiaries has any Liability.

"ChoiceOne Board of Directors" means the board of directors of ChoiceOne.

"ChoiceOne Material Adverse Effect" means a Material Adverse Effect with respect to ChoiceOne.

"ChoiceOne-Related Person" means any shareholder owning five percent or more of the issued and outstanding ChoiceOne Common Stock, any director or executive officer of ChoiceOne or any ChoiceOne Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

"ChoiceOne Restricted Stock" means any award of ChoiceOne Common Stock that is subject to restrictions based on performance or continuing service and granted under any ChoiceOne Stock Plan.

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"ChoiceOne Shareholders" means holders of shares of ChoiceOne Common Stock.

"ChoiceOne Site" means a Site with respect to ChoiceOne or any ChoiceOne Subsidiary.

"ChoiceOne Stock Option" means any grant of an option to purchase a share or shares of ChoiceOne Common Stock under any ChoiceOne Stock Plan.

"ChoiceOne Stock Plans" means the ChoiceOne Financial Services, Inc. Stock Incentive Plan of 2012; the ChoiceOne Financial Services, Inc. Amended and Restated Employee Stock Purchase Plan; and the ChoiceOne Financial Services, Inc. Directors Stock Purchase Plan.

"Collective Bargaining Agreement" means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

"Commercially Reasonable Efforts" means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys' fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Plan of Merger.

"Contract" means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

"DPC Shares" means shares of CBC Common Stock held by ChoiceOne or CBC or any of their respective Subsidiaries in respect of a debt previously contracted.

"Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

"Environmental Law" means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

"Environmental Permit" means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

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"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to CBC or ChoiceOne, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, CBC or ChoiceOne, as applicable, or any Affiliate of CBC or ChoiceOne, as applicable, or any predecessor of any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

"FDI Act" means the Federal Deposit Insurance Act of 1950, as amended, and any rules or regulations promulgated thereunder.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or its delegees.

"FHLB" means the Federal Home Loan Bank of Indianapolis.

"GAAP" means United States generally accepted accounting principles, consistently applied by the parties hereto.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

"Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the

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foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

"Knowledge" or any similar phrase means (a) with respect to CBC, the actual knowledge of the Persons set forth in the CBC Disclosure Letter, and (b) with respect to ChoiceOne, the actual knowledge of the Persons set forth in the ChoiceOne Disclosure Letter, in addition to, in each case, any knowledge that a person holding such position would have after reasonable inquiry.

"Lakestone Bank Supplemental Executive Retirement Plan" means the Supplemental Executive Retirement Plan entered into by Lakestone Bank with each of Bruce Cady and Michael J. Burke, Jr.

"Law" means any foreign, federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

"Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

"Material Adverse Effect" means with respect to any Person, any event, occurrence, effect, circumstance, development, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, properties, results of operations, condition (financial or otherwise), assets, or liabilities of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect will not include events, occurrences, effects, circumstances, developments, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally or the securities markets generally; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (iii) general conditions in or changes generally affecting the industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or other accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any failure by CBC or ChoiceOne, in and of itself, to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (provided, however, that any event, occurrence, effect, circumstance, development, fact,

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condition or change that caused or contributed to any such failure will not be excluded unless otherwise specifically excluded by this definition); (viii) any decline in the market price, or change in trading volume, of CBC Common Stock or ChoiceOne Common Stock, as applicable (provided, however, that any event, occurrence, effect, circumstance, development, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of CBC Common Stock or ChoiceOne Common Stock, as applicable, will not be excluded unless otherwise specifically excluded by this definition); (ix) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger, including its effect on customers, vendors or employees; and (x) acts or omissions of (A) CBC prior to the Effective Time taken at the written request of ChoiceOne or with the prior written consent of ChoiceOne or (B) ChoiceOne prior to the Effective Time taken at the written request of CBC or with the prior written consent of CBC, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, effect, circumstance, development, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, effect, circumstance, development, fact, condition or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other community banking organizations in Michigan.

"Michigan Banking Code" means the Michigan Banking Code of 1999, as amended, and any rules or regulations promulgated thereunder.

"Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

"NLRB" means the National Labor Relations Board.

"Order" means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Permit" means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

"Permitted Liens" means with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of

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business since the date of the most recent consolidated balance sheet of such Person, (g) Liens set forth on the CBC Disclosure Letter or the ChoiceOne Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect or a ChoiceOne Material Adverse Effect, as applicable.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

"Regulation O" means Regulation O of the Federal Reserve Board.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

"Representatives" means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder.

"Site" means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

"Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

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"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

"Transaction Documents" means (a) the Joint Proxy Statement, (b) the Registration Statement, (c) any other documents to be filed with the SEC, and (d) any amendment or supplement thereto.

"Trust Account Shares" means shares of CBC Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of CBC Common Stock held in connection with the CBC Retirement Plans.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2       For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms "hereof", "herein", "hereunder", "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word "include", "includes" or "including" when used in this Plan of Merger will be deemed to include the words "without limitation", unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to "dollars" or "$" will be to U.S. dollars.

8.3       The following terms are defined on the following pages of this Plan of Merger:

Acceptable CBC Confidentiality Agreement	58
Acceptable ChoiceOne Confidentiality Agreement	61
ALLL Policy Statement	25
CBC	1
CBC Acquisition Agreement	58
CBC Adverse Recommendation Change	58

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CBC Board Recommendation	8
CBC Call Reports	11
CBC Common Stock	10
CBC Designees	66
CBC Disclosure Letter	8
CBC Investment Banker	23
CBC Material Contract	17
CBC Shareholder Approval	8
CBC Shareholder Meeting	64
CBC Subsidiaries	9
CBC Subsidiary	9
CBC Superior Proposal	60
CBC Takeover Proposal	59
CBC Termination Fee	83
CBC-Owned Intellectual Property	16
CBC's Financial Statements	11
Certificate of Merger	2
ChoiceOne	1
ChoiceOne Acquisition Agreement	62
ChoiceOne Adverse Recommendation Change	62
ChoiceOne Bank	67
ChoiceOne Board Recommendation	27
ChoiceOne Call Reports	30
ChoiceOne Common Stock	29
ChoiceOne Designees	66
ChoiceOne Disclosure Letter	26
ChoiceOne Investment Banker	43
ChoiceOne Material Contract	36
ChoiceOne Preferred Stock	29
ChoiceOne SEC Reports	45
ChoiceOne Share-Based Awards	29
ChoiceOne Shareholder Approval	27
ChoiceOne Shareholder Meeting	65
ChoiceOne Subsidiaries	27
ChoiceOne Subsidiary	27
ChoiceOne Superior Proposal	63
ChoiceOne Takeover Proposal	63
ChoiceOne Termination Fee	82
ChoiceOne-Owned Intellectual Property	35
ChoiceOne's Financial Statements	30
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	69
Constituent Corporation	2
Designation Period	67
Dissenting Shares	8

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Effective Time	2
End Date	80
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	4
Excluded Shares	3
Increase in Common Stock	1
Indemnified Party	69
Intended Tax Treatment	71
Joint Proxy Statement	63
Lakestone Bank	67
MBCA	1
Merger	1
Merger Consideration	4
Plan of Merger	1
Pre-Merger Special Dividend	71
Registration Statement	63
Regulatory Agreement	13
Surviving Corporation	2
Takeover Laws	26
Termination Date	80

ARTICLE IX
MISCELLANEOUS

9.1            No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which will be for the benefit of the holders of CBC Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares).

9.2            Specific Performance.

9.2.1                 The parties agree that irreparable damage to CBC or ChoiceOne, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) CBC will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by ChoiceOne or to enforce specifically the terms and provisions of this Plan of Merger and (b) ChoiceOne will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by CBC or to enforce specifically the terms and provisions of this Plan of Merger.

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9.2.2                 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by CBC or ChoiceOne, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of CBC and ChoiceOne, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3                 Neither CBC nor ChoiceOne, as applicable, will be required to provide any bond or other security in connection with seeking an injunction, specific performance or other equitable relief, all in accordance with the terms of this Section 9.2.

9.3            Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4            Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by CBC, ChoiceOne, and, in the case of assignment by ChoiceOne, CBC.

9.5            Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6            Exclusive Jurisdiction; Venue. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding will be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court. Venue for any cause of action between the parties to this Plan of Merger will lie in any court with jurisdiction pursuant to this Section 9.6 located in Lansing, Michigan.

9.7            Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8            Notices. All notices, requests, demands, and other communications under this Plan of Merger will be in writing and will be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt

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by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to CBC: County Bank Corp. Attention: Bruce J. Cady P.O. Box 250 Lapeer, MI 48446 Facsimile: (810) 538-3500 Telephone: (810) 245-2901 Email: BCady@lakestonebank.com	With a copy to: Hunton Andrews Kurth LLP Attention: Peter Weinstock 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Facsimile: (214) 880-0011 Telephone: (214) 468-3395 Email: pweinstock@HuntonAK.com

If to ChoiceOne:
ChoiceOne Financial Services, Inc.
Attention: Kelly J. Potes
109 East Division Street
Sparta, Michigan 49345

Facsimile: (616) 887-7990
Telephone: (616) 887-6837
Email: kpotes@choiceone.com	With a copy to:
Warner Norcross + Judd LLP
Attention:  Jeffrey A. Ott
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, MI  49503-2487

Facsimile:  (616) 222-2170
Telephone:  (616) 752-2170
Email: jott@wnj.com

9.9            Governing Law. This Plan of Merger will be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

9.10         Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together will constitute one and the same instrument. Executed counterparts of this Plan of Merger will be deemed to have been fully delivered and will become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11         Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and will not affect in any way the meaning or interpretation of this Plan of Merger.

9.12         Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger will be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger will be deemed to end at 5 p.m. on the last day of the specified period. The time of day will be determined with reference to the then-current local time in Grand Rapids, Michigan.

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9.13         Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger will remain in full force and effect, and will in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14         Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including but not limited to those contained in Section 5.10, Section 5.20 and this Article IX.

9.15         Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of CBC, by the CBC Board of Directors and, in the case of ChoiceOne, by the ChoiceOne Board of Directors at any time before or after the receipt of the CBC Shareholder Approval or the ChoiceOne Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the CBC Shareholders or the ChoiceOne Shareholders, as applicable, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of CBC and ChoiceOne.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

COUNTY BANK CORP.

/s/ Bruce J. Cady

By:	Bruce J. Cady
Its:	Chairman and Chief Executive Officer

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes

By:	Kelly J. Potes
Its:	Chief Executive Officer